Filed Pursuant to Rule 424(b)(5)
Registration No. 333-181531

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
8.25% Series A Cumulative Redeemable Perpetual Preferred Units	8,000,000	$25.00	$200,000,000	$25,760(1)

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. The total registration fee due for this offering is $25,760.

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 18, 2012)

BreitBurn Energy Partners L.P.

7,000,000 Units

8.25% Series A Cumulative Redeemable Perpetual Preferred Units

(Liquidation Preference $25.00 per unit)

We are offering 7,000,000 units of 8.25% Series A Cumulative Redeemable Perpetual Preferred Units (“Series A Preferred Units”) of BreitBurn Energy Partners L.P.

Distributions on the Series A Preferred Units are cumulative from the date of original issue and will be payable monthly in arrears on the 15th day of each month of each year, when, as and if declared by the board of directors of our general partner (the “Board of Directors”). The initial distribution on the Series A Preferred Units offered hereby will be payable on July 15, 2014 in an amount equal to $0.309375 per unit. Distributions on the Series A Preferred Units will be payable out of amounts legally available therefor at an initial rate equal to 8.25% per annum of the stated liquidation preference.

At any time on or after May 15, 2019, we may redeem the Series A Preferred Units, in whole or in part, out of amounts legally available therefor, at a redemption price of $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of redemption, whether or not declared. We may also redeem the Series A Preferred Units in the event of a Change of Control. See “Description of Series A Preferred Units—Change of Control.”

We intend to apply to have the Series A Preferred Units listed on The NASDAQ Global Select Market (“NASDAQ”), an exchange of The NASDAQ OMX Group Inc., under the symbol “BBEPP.” If the application is approved, we expect trading of the Series A Preferred Units on the NASDAQ to begin within 30 days after their original issue date. Currently, there is no public market for the Series A Preferred Units.

Investing in our Series A Preferred Units involves risks. See “Risk Factors” on page S-15 of this prospectus supplement and on page 6 of the accompanying prospectus.

In order to comply with certain U.S. laws relating to the ownership of interests in oil and gas leases on federal lands, we require an owner of our Series A Preferred Units to be an “Eligible Holder.” If you are not an Eligible Holder, you will not be entitled to receive distributions or allocations of income or loss on your Series A Preferred Units and your Series A Preferred Units will be subject to redemption.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Series A Preferred Unit	Total
Price to the public	$25.0000	$175,000,000
Underwriting discounts and commissions	$0.7875	$5,512,500
Proceeds to BreitBurn Energy Partners L.P. (before expenses)	$24.2125	$169,487,500

We have granted the underwriters a 30-day option to purchase up to an additional 1,000,000 Series A Preferred Units from us on the same terms and conditions as set forth above.

The underwriters expect to deliver the Series A Preferred Units on or about May 21, 2014.

Joint Book-Running Managers

Morgan Stanley	UBS Investment Bank
Wells Fargo Securities	MLV & Co.

Co-Managers

Janney Montgomery Scott	Barclays	Oppenheimer & Co.

Prospectus Supplement dated May 14, 2014.

We expect delivery of the Series A Preferred Units will be made against payment therefor on or about May 21, 2014, which will be the fifth business day following the first trading date of the Series A Preferred Units (such settlement being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series A Preferred Units on the date of this prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the Series A Preferred Units initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of Series A Preferred Units and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about securities we may offer from time to time. Generally, when we refer to the prospectus, we are referring to both this prospectus supplement and the accompanying prospectus. Before you invest in our Series A Preferred Units, you should carefully read this prospectus supplement, along with the accompanying prospectus, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus, including the risk factors under the heading “Risk Factors” included elsewhere in this prospectus and in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2013 (“our 2013 Annual Report”).

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any “free writing prospectus” we may authorize to be delivered to you. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy our Series A Preferred Units in any jurisdiction where such offer or any sale would be unlawful. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate as of any date other than the dates shown in these documents or any

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information that we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement or the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement. If any information varies between this prospectus supplement and the accompanying prospectus, you should rely on this prospectus supplement.

None of BreitBurn Energy Partners L.P., the underwriters or any of their respective representatives is making any representation to you regarding the legality of an investment in our Series A Preferred Units by you under applicable laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of an investment in our Series A Preferred Units.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding us. The SEC’s web site is at www.sec.gov.

We also make available free of charge on our internet website at www.breitburn.com all of the documents that we file with or furnish to the SEC as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website is not incorporated by reference in this prospectus, and you should not consider information contained on our website as part of this prospectus unless specifically so designated and filed with the SEC.

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus, and the information we file later with the SEC will automatically supersede this information.

We incorporate by reference in this prospectus the documents listed below that we have previously filed with the SEC:

•	Our 2013 Annual Report filed on February 28, 2014;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 filed on May 8, 2014; and

•	Our Current Reports on Form 8-K filed on March 20, 2014 and April 28, 2014 and our Current Reports on Form 8-K/A filed on August 29, 2013, November 12, 2013, February 27, 2014 and March 19, 2014 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K or 8-K/A).

In addition, we incorporate by reference in this prospectus supplement any future filings made by BreitBurn Energy Partners L.P. with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC), after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus.

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You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

BreitBurn Energy Partners L.P.

515 South Flower Street, Suite 4800

Los Angeles, California 90071

Attention: Gregory C. Brown, Esq.

Executive Vice President, General Counsel and Chief Administrative Officer

Tel: (213) 225-5900

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this prospectus that are not historical facts are forward-looking statements. These statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “forecasts,” “could,” “will,” “recommends” and words of similar meaning. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Examples of these types of statements include those regarding:

•	estimates of oil and gas reserves recoverable in future years and related future net cash flows, including such estimates related to acquisitions of oil and gas properties;

•	our outlook on oil and natural gas prices;

•	our outlook on the current financial markets and our ability to access the capital markets to fund capital and other expenditures;

•	the amount, nature and timing of capital expenditures and the availability of capital resources to fund capital expenditures;

•	access to capital and anticipated liquidity, including the results of our next borrowing base redetermination;

•	expectations regarding our core investment strategy and our plans to continue to follow it;

•	our commodity hedging transactions and derivative contracts;

•	the impact of political and regulatory inquiry;

•	assessments of hydrocarbon formations and potential resources;

•	exploitation, exploration, development and other plans for future operations, including the scope and cost of drilling and other operations;

•	our plans to continue to actively pursue oil and natural gas acquisition opportunities;

•	production rates, timing and costs and sales volumes and prices;

•	revenues, earnings, cash flows, liabilities, capital expenditures, interest rates and other financial measures;

•	our assessment of our counterparty risks and the ability of our counterparties to perform their future obligations;

•	estimates regarding taxable income and distributions;

•	the amount and timing of environmental and other contingent liabilities;

•	future or recommended cash distributions to unitholders; and

•	other statements regarding future events, conditions or outcomes.

Although these statements are based upon our current expectations and beliefs, they are subject to known and unknown risks and uncertainties that could cause actual results and outcomes to differ materially from those described in, or implied by, the forward-looking statements. In that event, our business, financial condition, results of operations or liquidity could be materially adversely affected, and investors in our securities could lose part or all of their investment. These risks and uncertainties include, among other things, the following:

•

inaccuracies in the estimated timing and amount of future production of oil and natural gas due to numerous factors, including permit delays or restrictions, weather, equipment failures, delays or lack of

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availability, unexpected subsurface or geologic conditions, lack of capital, increases in the costs of rented or contracted equipment, increases in labor costs, volumes of oil or gas greater or less than anticipated and changes in applicable regulations and laws;

•	decreases in oil and natural gas prices, including price discounts and basis differentials;

•	unexpected problems with wells or other equipment, particularly in our Florida properties where production is concentrated in relatively few wells;

•	unexpected changes in operating costs and other expenses, including utilities, labor, transportation, well and oil field services, taxes, permit fees, regulatory compliance and other costs of operation;

•	difficulties in accurately estimating the discovery, volumes, development potential and replacement of oil and natural gas reserves;

•	the impact of weak economic conditions on our business operations, financial condition and ability to raise capital;

•	availability of funds from the capital markets and under our bank credit facility;

•	our level of indebtedness;

•	a significant reduction in our borrowing base under our bank credit facility;

•	the ability of financial counterparties to perform or fulfill their obligations under existing agreements;

•	a write-down of our asset carrying values and oil and gas property impairment;

•	the discovery of previously unknown environmental issues;

•	changes in our business and financial strategy;

•	inaccuracies in estimating the amount, nature and timing of capital expenditures, including future development costs;

•	the inability to predict the availability and terms of capital;

•	issues with marketing of oil and natural gas, including lack of access to markets, changes in pipeline and transportation tariffs and costs, increases in minimum sales quality standards for oil or natural gas, changes in the supply-demand status of oil or gas in a given market area and the introduction of increased quantities of oil or natural gas into a given area due to new discoveries or new delivery systems;

•	the impact of weather limiting or damaging operations and the occurrence of natural disasters such as fires, floods, hurricanes, earthquakes and other catastrophic events and natural disasters;

•	the competitiveness of alternate energy sources or product substitutes;

•	technological developments;

•	changes in governmental regulation or taxation of the oil and natural gas industry, including changes potentially leading to increased costs and limited development opportunities;

•	changes in governmental regulation of derivatives;

•	developments in oil-producing and natural gas-producing countries potentially having significant effects on the price of oil and gas;

•	the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies;

•	the inability to execute strategic plans, expectations and objectives for future operations;

•	the inability to realize the expected financial or strategic goals of acquisitions;

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•	the inability to efficiently integrate acquired assets and other related assets;

•	the inability to obtain sufficient quantities of carbon dioxide (“CO2”) necessary to carry out our enhanced oil recovery projects; and

•	other factors described under the heading “Risk Factors” in this prospectus.

If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” included elsewhere in this prospectus, in our 2013 Annual Report on Form 10-K and, to the extent applicable, in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments thereto. The risk factors and other factors included in this prospectus could cause our actual results to differ materially from those contained in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this prospectus and attributable to us are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

We undertake no obligation to publicly update the forward-looking statements in this prospectus to reflect future events or circumstances unless required by law. All such statements are expressly qualified by this cautionary statement.

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SUMMARY

This summary highlights information included or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to invest in our Series A Preferred Units. You should carefully read this entire prospectus and the information incorporated by reference in this prospectus for a more complete understanding of our business and terms of this offering, as well as the tax and other considerations that are important to you, before making an investment decision. You should pay special attention to the “Risk Factors” section on page S-15 of this prospectus supplement and on page 6 of the accompanying prospectus and the risk factors described under the heading “Risk Factors” included in Item 1A of Part I of our 2013 Annual Report, which is incorporated by reference in this prospectus.

The estimates of our proved oil and natural gas reserves at December 31, 2013 included or incorporated by reference in this prospectus are based upon the reports of Netherland, Sewell & Associates, Inc., Schlumberger Technology Corporation and Cawley, Gillespie & Associates, Inc., independent petroleum engineering firms.

Unless this prospectus supplement otherwise indicates or the context otherwise requires, references to “the Partnership,” “we,” “our,” “us,” or like terms refer to BreitBurn Energy Partners L.P. and its subsidiaries, collectively. References to “BreitBurn GP,” “the General Partner,” or “our General Partner” refer to BreitBurn GP, LLC, the general partner of the Partnership and our wholly owned subsidiary. References to “BreitBurn Management” refer to BreitBurn Management Company, LLC, our asset manager and operator, and our wholly owned subsidiary. References to “BOLP” refer to BreitBurn Operating L.P., our wholly owned subsidiary. References to “BOGP” refer to BreitBurn Operating GP, LLC, the general partner of BOLP.

The following are definitions of some of the oil and gas industry and other terms that are used in this prospectus. “Bbl” means one stock tank barrel, or 42 U.S. gallons of liquid volume, of crude oil or other liquid hydrocarbons. “Bbl/d” means Bbl per day. “Boe” means one barrel of oil equivalent, determined using the ratio of one Bbl of crude oil to six Mcf of natural gas. “Boe/d” means Boe per day. “LIBOR” means London Interbank Offered Rate. “Mcf” means one thousand cubic feet of natural gas. “MBoe” means one thousand barrels of oil equivalent. “MMBoe” means one million barrels of oil equivalent. “MMBtu” means one million British thermal units. “MMBtu/d” means one million British thermal units per day.

BREITBURN ENERGY PARTNERS L.P.

We are an independent oil and gas partnership focused on the acquisition, exploitation and development of oil, NGL and gas properties in the United States. Our objective is to manage our oil, NGL and gas producing properties for the purpose of generating cash flow and making distributions to our unitholders. Our assets consist primarily of producing and non-producing oil, NGL and natural gas reserves located primarily in:

•	the Antrim Shale and several non-Antrim formations in Michigan;

•	the Oklahoma Panhandle;

•	the Permian Basin in Texas;

•	the Evanston, Green River, Wind River, Big Horn and Powder River Basins in Wyoming;

•	the Los Angeles and San Joaquin Basins in California;

•	the Sunniland Trend in Florida; and

•	the New Albany Shale in Indiana and Kentucky.

Our assets are characterized by stable, long-lived production and proved reserve life indexes, which averaged greater than 15 years as of December 31, 2013. We have high net revenue interests in our properties.

As of December 31, 2013, our total estimated proved reserves were 214.3 MMBoe, of which approximately 53% were oil, 7% were NGLs and 40% were natural gas. Of our total estimated proved reserves as of December 31, 2013, 27% were located in Michigan, 20% in Oklahoma, 19% in Texas, 17% in Wyoming, 11% in California, 5% in Florida, with less than 1% in Indiana and Kentucky. As of December 31, 2013, the total standardized measure of discounted future net cash flows was $3.2 billion.

The following table summarizes estimated proved reserves and production for our properties by state:

	As of December 31, 2013			Year Ended December 31, 2013
	Estimated Proved Reserves (MMBoe)(a)	Percent of Total Estimated Proved Reserves	Percent Proved Developed	Production (MBoe)(b)	Average Daily Production (Boe/d)(b)
Michigan	58.2	27%	98%	3,212	8,801
Oklahoma	43.6	20%	69%	1,217	7,204
Texas	40.9	19%	56%	1,423	3,899
Wyoming	36.6	17%	80%	2,561	7,014
California	23.3	11%	89%	1,690	4,645
Florida	9.7	5%	100%	664	1,818
Indiana/Kentucky	2.0	1%	100%	216	591

Total	214.3	100%	81%	10,983	33,972

(a)	Our estimated proved reserves were determined using $3.67 per MMBtu of natural gas for Henry Hub spot price, $96.94 per Bbl of oil for WTI spot price and $108.32 per Bbl of oil for ICE Brent. Such prices were determined using unweighted average first-day-of-the-month prices for the twelve months ended December 31, 2013 in accordance with SEC guidelines. Natural gas is converted on the basis of six Mcf of gas per one Bbl of oil equivalent. This ratio reflects an energy content equivalency and not a price or revenue equivalency. Given commodity price disparities, the price for a Bbl of oil equivalent for natural gas is significantly less than the price for a Bbl of oil.
(b)	In 2013, we completed the Oklahoma Panhandle Acquisitions and the 2013 Permian Basin Acquisitions (each as defined herein). The production amounts in the table above include production from these oil and gas properties from their respective dates of acquisition to December 31, 2013.

Estimates of our proved reserves were prepared by Netherland, Sewell & Associates, Inc., Schlumberger Technology Corporation and Cawley, Gillespie & Associates, Inc., independent petroleum engineering firms. Netherland, Sewell & Associates, Inc. prepares reserve data for our California, Wyoming, Texas and Florida properties, Schlumberger Technology Corporation prepares reserve data for our Michigan, Kentucky and Indiana properties, and Cawley, Gillespie & Associates, Inc. prepares reserve data for our Oklahoma properties. Reserve engineering is a complex and subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates prepared by one engineer may vary from those prepared by another.

For a discussion of our reserves and production for the year ended December 31, 2013, please read Part I—Item 1 “Business—Properties—Reserves and Production” and Note A of the Supplemental Information to the consolidated financial statements included in our 2013 Annual Report, which is incorporated by reference in this prospectus.

Capital Program

Currently, we expect our full year 2014 oil, NGL and natural gas capital spending program to be between $325 million and $345 million, including capitalized engineering costs and excluding acquisitions, compared with approximately $295 million in 2013. In 2014, we anticipate spending approximately 92% principally on oil projects in Texas, California and Oklahoma and approximately 8% principally on oil projects in Florida, Wyoming and Michigan.

2013 Acquisitions

On July 15, 2013, we completed the acquisition of principally oil properties and midstream assets located in Oklahoma, New Mexico and Texas, certain CO2 supply contracts, certain oil swaps and interests in certain entities (the “Whiting Assets”) from Whiting Oil and Gas Corporation (“Whiting”) for approximately $845 million in cash, including post-closing adjustments (the “Whiting Acquisition”). We also completed the acquisition of additional interests in certain of the acquired assets in the Oklahoma Panhandle from other sellers for an additional $30 million in July 2013 (together with the Whiting Acquisition, the “Oklahoma Panhandle Acquisitions”). For the year ended December 31, 2013, the Whiting Assets produced approximately 7.2 MBoe/d since the acquisition, which was comprised of approximately 82% oil, 13% NGLs and 5% natural gas. The Whiting Assets include the Postle Field, which currently has active CO2 enhanced recovery projects, and the Northeast Hardesty Unit, both of which are located in Texas County, Oklahoma. We have a contracted supply of CO2 in the Bravo Dome Field in New Mexico, with step-in rights, for 143 Bcf over the next 10 to 15 years, which we expect to provide volumes required to produce our estimated proved reserves when coupled with recycled CO2. As part of the Whiting Acquisition and the purchase of additional interests, we are also the sole owner of the Dry Trails gas plant located in Texas County, Oklahoma and the 120-mile Transpetco Pipeline, a CO2 transportation pipeline delivering product from New Mexico to the Postle Field in Oklahoma.

On December 30, 2013, we completed acquisitions of oil and natural gas properties located in the Permian Basin in Texas from CrownRock, L.P. for approximately $282 million in cash (the “CrownRock III Acquisition”) and additional interests in certain of the acquired assets in the Permian Basin from other sellers for an additional $20 million (together with the CrownRock III Acquisition, the “2013 Permian Basin Acquisitions”). The properties acquired in the 2013 Permian Basin Acquisitions were comprised of approximately 63% oil, 20% NGLs and 17% natural gas.

We funded the purchase price for the Oklahoma Panhandle Acquisitions and the 2013 Permian Basin Acquisitions with borrowings under our bank credit facility, a portion of which will be repaid with the proceeds of this offering. We continually monitor the capital markets, and we expect that, if market conditions are favorable, we will refinance portions of the outstanding borrowings under our bank credit facility with proceeds from one or more debt or equity capital markets offerings in the future.

Credit Agreement Amendment

In February 2014, we entered into the Eleventh Amendment to our $3.0 billion revolving credit facility with Wells Fargo Bank, National Association, as Administrative Agent, Swing Line Lender and Issuing Lender, and a syndicate of banks (as amended, the “Second Amended and Restated Credit Agreement”), which eliminated the Maximum Total Leverage Ratio (defined as the ratio of total debt to EBITDAX) and Maximum Senior Secured Leverage Ratio (defined as the ratio of senior secured indebtedness to EBITDAX) requirements and added a provision requiring us to maintain an Interest Coverage Ratio (defined as EBITDAX divided by Consolidated Interest Expense) for the four quarters ending on the last day of each quarter beginning with the fourth quarter of 2013 of no less than 2.50 to 1.00. The amendment also provides that we cannot incur senior unsecured debt in excess of our borrowing base in effect at the time of the issuance of such debt. In April 2014, in connection with the regularly scheduled borrowing base redetermination, we entered into the Twelfth Amendment to the Second

Amended and Restated Credit Agreement which provides for an increased borrowing base of $1.6 billion with a total lender commitment of $1.4 billion and an extension of the term of the credit facility for one year until May 9, 2017.

OUR COMPETITIVE STRENGTHS AND OUR STRATEGY

Our Competitive Strengths

We believe the following strengths provide us with significant competitive advantages:

High-Quality Asset Base with Stable, Long-Lived Production

Our properties are located in large, mature fields characterized by a significant amount of original oil in place, long-lived reserves, low production decline rates, and a high percentage of proved developed producing reserves. These properties have well-understood geological features and relatively predictable production profiles. As of December 31, 2013, our assets were characterized by proved reserve life indexes, which averaged greater than 15 years, and approximately 81% of our 214.3 MMBoe of estimated proved reserves were classified as proved developed.

Geographically Diverse Asset Base Consisting of a Balance of Oil and Gas Properties

Currently, our reserves are geographically diverse and located primarily in eight states in the United States with no one state accounting for more than 27% of our proved reserves. As of December 31, 2013, our reserve mix consisted of approximately 53% oil, 7% NGLs and 40% natural gas.

Experienced Management, Operating and Technical Teams

Our experienced management, operating and technical teams share a long working history with the Partnership and our predecessor. Our CEO, Halbert S. Washburn, and the Vice Chairman of the Board of Directors, Randall H. Breitenbach, founded our predecessor in May 1988 and have assembled experienced operating and technical teams. Our executive officers and key employees have on average over 20 years of experience in the oil and gas industry and have a track record of acquiring, drilling and optimizing assets.

Hedging Through 2018 at Attractive Average Prices

Currently, we use a combination of fixed price swap and option arrangements to hedge oil and natural gas prices. By removing the price volatility from a significant portion of our oil and natural gas production, we mitigate, but do not eliminate, the potential effects of changing oil and natural gas prices on our cash flows from operations for the hedged periods.

The following table summarizes our derivative contracts as of May 12, 2014 and represents, as of such date, derivatives in place through December 31, 2018 on annual production volumes:

	Year
	2014	2015	2016	2017	2018
Oil Positions:
Fixed Price Swaps—NYMEX WTI:
Hedged Volume (Bbl/d)	13,812	12,689	9,211	7,971	493
Average Price ($/Bbl)	$92.30	$93.01	$86.73	$84.23	$82.20
Fixed Price Swaps—ICE Brent:
Hedged Volume (Bbl/d)	4,800	3,300	4,300	298	—
Average Price ($/Bbl)	$98.86	$97.73	$95.17	$97.50	$—
Collars—NYMEX WTI:
Hedged Volume (Bbl/d)	1,000	1,000	—	—	—
Average Floor Price ($/Bbl)	$90.00	$90.00	$—	$—	$—
Average Ceiling Price ($/Bbl)	$112.00	$113.50	$—	$—	$—
Collars—ICE Brent:
Hedged Volume (Bbl/d)	—	500	500	—	—
Average Floor Price ($/Bbl)	$—	$90.00	$90.00	$—	$—
Average Ceiling Price ($/Bbl)	$—	$109.50	$101.25	$—	$—
Puts—NYMEX WTI:
Hedged Volume (Bbl/d)	500	500	1,000	—	—
Average Price ($/Bbl)	$90.00	$90.00	$90.00	$—	$—
Total:
Hedged Volume (Bbl/d)	20,112	17,989	15,011	8,269	493
Average Price ($/Bbl)	$93.69	$93.54	$89.48	$84.71	$82.20
Gas Positions:
Fixed Price Swaps—MichCon City-Gate:
Hedged Volume (MMBtu/d)	7,500	7,500	17,000	10,000	—
Average Price ($/MMBtu)	$6.00	$6.00	$4.46	$4.48	$—
Fixed Price Swaps—Henry Hub:
Hedged Volume (MMBtu/d)	41,600	47,700	24,700	8,571	1,870
Average Price ($/MMBtu)	$4.75	$4.77	$4.23	$4.39	$4.15
Puts—Henry Hub:
Hedged Volume (MMBtu/d)	6,000	1,500	—	—	—
Average Price ($/MMBtu)	$5.00	$5.00	$—	$—	$—
Total:
Hedged Volume (MMBtu/d)	55,100	56,700	41,700	18,571	1,870
Average Price ($/MMBtu)	$4.95	$4.94	$4.32	$4.44	$4.15
Calls—Henry Hub:
Hedged Volume (MMBtu/d)	15,000	—	—	—	—
Average Price ($/MMBtu)	$9.00	$—	$—	$—	$—
Premium ($/MMBtu)	$0.12	$—	$—	$—	$—

High Percentage of Operated Properties

For the year ended December 31, 2013, on a net production basis, we operated approximately 86% of our production. Maintaining control of our properties allows us to use our technical and operational expertise to manage overhead, production, drilling costs and capital expenditures and to control the timing of development opportunities.

Our Strategy

Our long-term goals are to manage our oil and gas producing properties for the purpose of generating cash flows and making distributions to our unitholders. In order to meet these objectives, we plan to continue to follow our core investment strategy, which includes the following principles:

Acquire Long-Lived Assets with Low-Risk Exploitation and Development Opportunities

Our acquisition program targets oil and natural gas properties that we believe will be financially accretive and offer stable, long-lived, high quality production with relatively predictable decline curves, as well as low-risk development opportunities. We evaluate acquisitions based on decline profile, reserve life, operational efficiency, field cash flows, development costs and rate of return. As part of this strategy, we continually seek to optimize our asset portfolio, which may include the divestiture of noncore assets. This allows us to redeploy capital into projects to develop low-risk, long-lived and lower-decline properties that are better suited to our strategy.

We regularly engage in discussions with potential sellers regarding acquisition opportunities. Such acquisition efforts may involve our participation in auction processes, as well as situations in which we believe we are the only party or one of a very limited number of potential buyers in negotiations with the potential seller. These acquisition efforts can involve assets that, if acquired, would have a material effect on our financial condition and results of operations. We seek to finance acquisitions with a combination of equity and funds from equity and debt offerings, bank borrowings and cash generated from operations.

Consistent with our long-term business strategy, we completed the Oklahoma Panhandle Acquisitions and the 2013 Permian Basin Acquisitions in 2013. These acquisitions provide us with expansion opportunities in the Mid-Continent Region of the United States and in the Permian Basin in Texas. We plan to continue to actively pursue oil and natural gas acquisition opportunities.

Use Our Technical Expertise and State-of-the-Art Technologies to Identify and Implement Successful Exploitation Techniques to Optimize Reserve Recovery

Immediately after we acquire a property, our technical team conducts an extensive geologic and reservoir engineering study of the property to identify appropriate development opportunities. This study often involves assembling a 3-D geologic and reservoir model of the field, which guides our decision-making on these capital-intensive investments.

We apply integrated reservoir engineering and geoscience technologies to all of our properties that allow us to better understand these complex hydrocarbon accumulations. We believe that this better understanding allows us to continue to design and implement development programs that optimize and incrementally add to the amount of any oil and gas reserves recovered from our properties. We believe that, dependent ultimately on commodity price levels, our current asset base provides us with the opportunity to continue to grow our reserves and production with a significant number of low geologic risk drilling opportunities. Furthermore, we are actively pursuing acquisitions, and one of the important factors we review and consider in acquiring new properties is adding potential additional drilling opportunities.

Reduce Cash Flow Volatility Through Commodity Price and Interest Rate Derivatives

Our revenues and net income are sensitive to oil and natural gas prices. We enter into various derivative contracts intended to achieve more predictable cash flows and to reduce our exposure to adverse fluctuations in the prices of oil and natural gas. We currently maintain derivative arrangements for a significant portion of our oil and natural gas production. We use a combination of fixed price swap and option arrangements to economically hedge oil and natural gas prices. By removing the price volatility from a significant portion of our oil and natural gas production, we have mitigated, but not eliminated, the potential effects of changing oil and natural gas prices on our cash flows from operations for those periods. Our commodity price risk management program is intended to reduce our exposure to commodity prices and assist with stabilizing cash flows and distributions. To the extent we have hedged a significant portion of our expected production and the cost for goods and services increases, our margins would be adversely affected.

Our commodity hedging transactions are primarily in the form of swap contracts and collars that are designed to provide a fixed price (swap contracts) or range of prices between a price floor and a price ceiling (collars) that we will receive, instead of being exposed to the full range of price fluctuations.

In addition, we enter into derivative contracts in the form of interest rate swaps to minimize the effects of fluctuations in interest rates.

Maximize Asset Value and Cash Flow Stability Through Our Operating and Technical Expertise

We have organized the operation of our properties into defined operating regions to minimize operating costs and maximize production and capital efficiency. We maintain an inventory of drilling and optimization projects within each region to achieve organic growth from our capital development program. We seek to be the operator of our properties so that we can develop drilling programs and optimization projects that not only replace production, but add value through reserve and production growth and future operational synergies. Our development program is focused on lower-risk, repeatable drilling opportunities to maintain and/or grow cash flows. Many of the wells are completed in multiple producing zones with commingled production and long economic lives. In addition, we seek to deliver attractive financial returns by leveraging our technical expertise, experienced workforce and scalable infrastructure.

OUR OWNERSHIP AND ORGANIZATIONAL STRUCTURE

We are a Delaware limited partnership formed in 2006 and have been publicly traded since October 2006. Our general partner is BreitBurn GP, a Delaware limited liability company, also formed in 2006, and has been our wholly-owned subsidiary since June 2008. The Board of Directors has sole responsibility for conducting our business and managing our operations. We conduct our operations through a wholly-owned subsidiary, BOLP, and BOLP’s general partner, BOGP. We own all of the ownership interests in BOLP and BOGP.

Our wholly owned subsidiary, BreitBurn Management, manages our assets and performs other administrative services for us such as accounting, corporate development, finance, land administration, legal and engineering.

The following diagram depicts our ownership and organizational structure as of May 14, 2014:

(1)	BreitBurn GP, LLC holds the general partner interest in the Partnership.

PRINCIPAL EXECUTIVE OFFICES

Our principal executive offices are located at 515 South Flower Street, Suite 4800, Los Angeles, California 90071, and our telephone number is (213) 225-5900. Our internet address is www.breitburn.com. Except for information specifically incorporated by reference in this prospectus that may be accessed from our website, the information on our website is not part of this prospectus, and you should rely only on information contained or incorporated by reference in this prospectus when making an investment decision.

THE OFFERING

Issuer	BreitBurn Energy Partners L.P.

Securities offered	7,000,000 of our 8.25% Series A Preferred Units (8,000,000 Series A Preferred Units if the underwriters exercise their option to purchase additional Series A Preferred Units in full).

Price per unit	$25.00.

Maturity	Perpetual (unless redeemed by us in the event of a Change of Control or on or after May 15, 2019).

Distributions	Distributions on the Series A Preferred Units issued in this offering will accrue and be cumulative from the date that the Series A Preferred Units are originally issued and will be payable on each distribution payment date when, as and if declared by the Board of Directors out of legally available funds for such purpose.

Distribution Payment Dates	Monthly on the 15th day of each month, commencing on July 15, 2014.

Distribution Rate	The distribution rate for the Series A Preferred Units will be 8.25% per annum of the $25.00 liquidation preference per unit (equal to $2.0625 per unit per annum).

Ranking

The Series A Preferred Units will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. The Series A Preferred Units will rank:

•       senior to our common units and to each other class or series of partnership interests or other equity securities established after the original issue date of the Series A Preferred Units that is not expressly made senior to or pari passu with the Series A Preferred Units as to the payment of distributions (the “Junior Securities”);

•       pari passu with any class or series of partnership interests or other equity securities established after the original issue date of the Series A Preferred Units that is not expressly made senior or subordinated to the Series A Preferred Units as to the payment of distributions (the “Parity Securities”);

•       junior to all of our existing and future indebtedness (including indebtedness outstanding under our bank credit facility, our 8.625% Senior Notes due 2020 (our “2020 Notes”) and our 7.875% Senior Notes due 2022 (our “2022 Notes”)) and other liabilities with respect to assets available to satisfy claims against us; and

•       junior to each other class or series of partnership interests or other equity securities established after the original issue date of the Series A Preferred Units that is expressly made senior to the Series A Preferred Units as to the payment of distributions (the “Senior Securities”).

Restrictions on Distributions	No distribution may be declared or paid or set apart for payment on any Junior Securities (other than a distribution payable solely in units of Junior Securities) unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding Series A Preferred Units and any Parity Securities through the most recent respective distribution payment dates.

Optional Redemption	At any time on or after May 15, 2019, we may redeem, in whole or in part, the Series A Preferred Units at a redemption price of $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose. We must provide not less than 30 days’ and not more than 60 days’ written notice of any such redemption. Any such redemption is subject to compliance with the provisions of the 2020 Notes Indenture, the 2022 Notes Indenture (each, as defined below) and our bank credit facility.

Redemption Upon a Change of Control	Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series A Preferred Units in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per Series A Preferred Unit, plus all accrued and unpaid distributions to the redemption date, whether or not declared. If, prior to the Change of Control Conversion Date (as defined below), we exercise our redemption rights relating to all of the outstanding Series A Preferred Units, holders of the Series A Preferred Units will not have the conversion right described under “—Change of Control rights.” Any cash payment by us upon a Change of Control shall not be made unless (i) we have completed any required change of control offers for our outstanding 2020 Notes pursuant to the Indenture dated October 6, 2010, by and among BreitBurn Energy Partners L.P., BreitBurn Finance Corporation, the guarantors named therein and U.S. National Bank Association, as trustee (the “2020 Notes Indenture”), and our outstanding 2022 Notes pursuant to the Indenture dated January 13, 2012, by and among BreitBurn Energy Partners L.P., BreitBurn Finance Corporation, the guarantors named therein and U.S. Bank National Association, as trustee (the “2022 Notes Indenture”), and (ii) such payment would be permitted under the restricted payments covenants contained in such indentures. Additionally, any cash payment to Series A Preferred Unitholders will be subject to the limitations contained in the indentures governing any future issuances of our senior notes, in our bank credit facility and in any other agreements governing our indebtedness.

“Change of Control” means the occurrence of either of the following after the original issue date of the Series A Preferred Units:

•       the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of us and our subsidiaries taken as a whole to any person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)); or

•       the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the beneficial owner of more than 50% of our voting interest, measured by voting power rather than number of our common units, Series A Preferred Units or the like.

Conversion; exchange and preemptive rights	Except as described under “—Change of Control rights,” the Series A Preferred Units will not be subject to preemptive rights or be convertible into or exchangeable for any other securities or property at the option of the holder.

Change of Control rights

Upon the occurrence of a Change of Control, each holder of Series A Preferred Units will have the right (unless, prior to the Change of Control Conversion Date, we provide notice of our election to redeem the Series A Preferred Units) to convert some or all of the Series A Preferred Units held by such holder on the Change of Control Conversion Date into a number of our common units per Series A Preferred Unit to be converted equal to the lesser of:

•        the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid distributions to the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Unit distribution payment and prior to the corresponding Series A Preferred Unit distribution payment date, in which case no additional amount for such accrued and unpaid distribution will be included in this sum) by (ii) the Common Unit Price, and

•        2.46548,

subject, in each case, to certain adjustments and to provisions for (i) the receipt of alternative consideration and (ii) splits, combinations and distributions in the form of equity issuances.

For definitions of “Change of Control Conversion Right,” “Change of Control Conversion Date” and “Common Unit Price,” and the restrictions on cash payments under a Change of Control hereunder, please read “Description of Series A Preferred Units—Change of Control.”

Voting rights	Holders of the Series A Preferred Units generally have no voting rights.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series A Preferred Units, voting as a single class, we may not adopt any amendment to our Second Amended and Restated Agreement of Limited Partnership (as amended, the “Partnership Agreement”) that would have a material adverse effect on the existing terms of the Series A Preferred Units.

In addition, unless we have received the affirmative
vote or consent of the holders of at least two-thirds of
the outstanding Series A Preferred Units, voting as a
class together with holders of any other Parity
Securities upon which like voting rights have been
conferred and are exercisable, we may not (i) create
or issue any Parity Securities if the cumulative
distributions on Series A Preferred Units are in
arrears or (ii) create or issue any other class or series
of limited partnership interests or other equity
securities expressly made senior to the Series A
Preferred Units as to the payment of distributions.

Fixed liquidation preference	In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of the Series A Preferred Units will generally, subject to the discussion under “Description of Series A Preferred Units—Liquidation Rights,” have the right to receive the liquidation preference of $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of payment, whether or not declared. A consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed to be a liquidation, dissolution or winding up of our affairs. The rights of the Series A Preferred Unitholders to receive the liquidation preference will be subject to the proportional rights of holders of Parity Securities.

Sinking fund	The Series A Preferred Units will not be subject to any sinking fund requirements.

No fiduciary duties	We and our officers and directors will not owe any fiduciary duties to holders of the Series A Preferred Units other than a contractual duty of good faith and fair dealing pursuant to our Partnership Agreement.

Use of Proceeds	We expect to receive net proceeds of approximately $169.1 million from the sale of the Series A Preferred Units offered hereby, or $193.3 million if the underwriters’ option to purchase additional Series A Preferred Units is exercised in full, in each case, after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds from this offering to reduce outstanding borrowings under our bank credit facility.

Certain of the underwriters and their affiliates are lenders under our bank credit facility and will receive a portion of the proceeds from this offering through the repayment of indebtedness thereunder. Please read “Use of Proceeds.”

Ratings	The Series A Preferred Units will not be rated.

Listing	We intend to file an application to list the Series A Preferred Units on the NASDAQ. If the application is approved, trading of the Series A Preferred Units on the NASDAQ is expected to begin within 30 days after the original issue date of the Series A Preferred Units. The underwriters have advised us that they intend to make a market in the Series A Preferred Units prior to commencement of any trading on the NASDAQ. However, the underwriters will have no obligation to do so, and no assurance can be given that a market for the Series A Preferred Units will develop prior to commencement of trading on the NASDAQ or, if developed, will be maintained.

Tax considerations	See “Material U.S. Federal Income Tax Considerations” in this prospectus supplement.

Form	The Series A Preferred Units will be issued and maintained in book-entry form registered in the name of the Securities Depositary, except under limited circumstances. Please read “Description of Series A Preferred Units—Book-Entry System.”

Settlement	Delivery of the Series A Preferred Units offered hereby will be made against payment therefor through the book-entry facilities of the Securities Depository on or about May 21, 2014.

Risk factors	Investing in our Series A Preferred Units involves risks. Please read “Risk Factors” on page S-15 of this prospectus supplement, page 6 of the accompanying prospectus and in the documents incorporated by reference, as well as the other cautionary statements throughout this prospectus, for a discussion of factors you should carefully consider before deciding to invest in our Series A Preferred Units.

RISK FACTORS

Investing in our Series A Preferred Units involves risk. Before making an investment decision, you should carefully consider the risk factors discussed or incorporated by reference in this prospectus supplement, together with all of the other information included, or incorporated by reference, in this prospectus supplement or to which we refer you, including the risk factors and other cautionary statements described under the heading “Risk Factors” included in Item 1A of Part I of our 2013 Annual Report, which is incorporated by reference in this prospectus. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. Also, please read “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus supplement and the accompanying prospectus.

Risks Related to the Series A Preferred Units

The Series A Preferred Units represent perpetual equity interests in us.

The Series A Preferred Units represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As a result, holders of the Series A Preferred Units may be required to bear the financial risks of an investment in the Series A Preferred Units for an indefinite period of time. In addition, the Series A Preferred Units will rank junior to all our current and future indebtedness (including indebtedness outstanding under our bank credit facility, our 2020 Notes and our 2022 Notes) and other liabilities, and any other senior securities we may issue in the future with respect to assets available to satisfy claims against us.

The Series A Preferred Units have not been rated.

We have not sought to obtain a rating for the Series A Preferred Units, and these units may never be rated. It is possible, however, that one or more rating agencies might independently determine to assign a rating to the Series A Preferred Units or that we may elect to obtain a rating of the Series A Preferred Units in the future. In addition, we may elect to issue other securities for which we may seek to obtain a rating. If any ratings are assigned to the Series A Preferred Units in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, could adversely affect the market for or the market value of the Series A Preferred Units. Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. A rating is not a recommendation to purchase, sell or hold any particular security, including the Series A Preferred Units. Ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of the Series A Preferred Units may not reflect all risks related to us and our business, or the structure or market value of the Series A Preferred Units.

We cannot assure you that we will be able to pay distributions on our Series A Preferred Units regularly, as we distribute all of our available cash to our common unitholders after reserves are established by our General Partner, and are not required to accumulate cash for the purpose of meeting our future obligations to holders of the Series A Preferred Units. In addition, the agreements governing our indebtedness may limit the cash available to make distributions on the Series A Preferred Units.

Subject to the limitations on restricted payments contained in the indentures governing our senior notes and in our bank credit facility, our Partnership Agreement requires us to distribute all of our “available cash” each quarter to our common unitholders. “Available cash” is defined in our Partnership Agreement, and it generally means, for each fiscal quarter, all cash and cash equivalents on the date of determination of available cash for that quarter, less the amount of any cash reserves established by our General Partner to:

•	provide for the proper conduct of our business;

•	comply with applicable law, the terms of any of our debt instruments or other agreements; or

•	provide funds for distributions to our unitholders and to our General Partner for any one or more of the next four quarters.

As a result, we do not expect to accumulate significant amounts of cash. Depending on the timing and amount of our cash distributions, these distributions could significantly reduce the cash available to us in subsequent periods to make payments on the Series A Preferred Units.

The Series A Preferred Units are subordinated to our existing and future debt obligations, and your interests could be diluted by the issuance of additional units, including additional Series A Preferred Units, and by other transactions.

The Series A Preferred Units are subordinated to all of our existing and future indebtedness (including indebtedness outstanding under our bank credit facility, our 2020 Notes and our 2022 Notes). As of May 7, 2014, there were outstanding borrowings of $827 million, and we had the ability to borrow an additional $570 million under our bank credit facility. We may incur additional debt under our bank credit facility or future credit facilities. The payment of principal and interest on our debt reduces cash available for distribution to us and on our units, including the Series A Preferred Units.

The issuance of additional units pari passu with or senior to the Series A Preferred Units would dilute the interests of the holders of the Series A Preferred Units, and any issuance of Senior Securities or Parity Securities (each as defined under “Description of Series A Preferred Units—Ranking”) or additional indebtedness could affect our ability to pay distributions on, redeem or pay the liquidation preference on the Series A Preferred Units. Only the Change of Control provision relating to the Series A Preferred Units protects the holders of the Series A Preferred Units in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, which might adversely affect the holders of the Series A Preferred Units.

Investors should not expect us to redeem the Series A Preferred Units on the date the Series A Preferred Units become redeemable by us or on any particular date afterwards.

The Series A Preferred Units have no maturity or mandatory redemption date and are not redeemable at the option of investors under any circumstances. The Series A Preferred Units may be redeemed by us at our option in the event of a Change of Control or at any time on or after May 15, 2019, in whole or in part, out of funds legally available for such redemption, at a redemption price of $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of redemption, whether or not declared (the “Series A Liquidation Preference”). Any decision we may make at any time to redeem the Series A Preferred Units will depend upon, among other things, our evaluation of our capital position and general market conditions at that time.

As a holder of Series A Preferred Units you have extremely limited voting rights.

Your voting rights as a holder of Series A Preferred Units will be extremely limited. Our common units are the only class of our partnership interests carrying full voting rights.

Holders of the Series A Preferred Units generally have no voting rights. Certain other limited protective voting rights are described in this prospectus supplement under “Description of Series A Preferred Units—Voting Rights.”

The Series A Preferred Units are a new issuance and do not have an established trading market, which may negatively affect their market value and your ability to transfer or sell your units. In addition, the lack of a fixed redemption date for the Series A Preferred Units will increase your reliance on the secondary market for liquidity purposes.

The Series A Preferred Units are a new issuance and do not have an established trading market. In addition, since the securities have no stated maturity date, investors seeking liquidity will be limited to selling their units in the secondary market absent redemption by us. We intend to apply to list the Series A Preferred Units on the

NASDAQ, but there can be no assurance that the NASDAQ will accept the Series A Preferred Units for listing. Even if the Series A Preferred Units are approved for listing by the NASDAQ, an active trading market on the NASDAQ for the units may not develop or, even if it develops, may not last, in which case the trading price of the Series A Preferred Units could be adversely affected and your ability to transfer your units will be limited. If an active trading market does develop on the NASDAQ, the Series A Preferred Units may trade at prices lower than the offering price. The trading price of the Series A Preferred Units would depend on many factors, including:

•	prevailing interest rates;

•	the market for similar securities;

•	general economic and financial market conditions;

•	our issuance of debt or preferred equity securities; and

•	our financial condition, results of operations and prospects.

We have been advised by the underwriters that they intend to make a market in the Series A Preferred Units pending any listing of the Series A Preferred Units on the NASDAQ, but they are not obligated to do so and may discontinue market making at any time without notice.

Market interest rates may adversely affect the value of the Series A Preferred Units.

One of the factors that will influence the price of the Series A Preferred Units will be the distribution yield on the Series A Preferred Units (as a percentage of the price of the Series A Preferred Units) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of the Series A Preferred Units to expect a higher distribution yield, and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Accordingly, higher market interest rates could cause the market price of the Series A Preferred Units to decrease.

Change of control conversion rights may make it more difficult for a party to acquire us or discourage a party from acquiring us.

The change of control conversion feature of the Series A Preferred Units may have the effect of discouraging a third party from making an acquisition proposal for us or of delaying, deferring or preventing certain of our change of control transactions under circumstances that otherwise could provide the holders of our common units and Series A Preferred Units with the opportunity to realize a premium over the then-current market price of such equity securities or that unitholders may otherwise believe is in their best interests.

Treatment of distributions on our Series A Preferred Units as guaranteed payments for the use of capital creates a different tax treatment for the holders of our Series A Preferred Units than the holders of our common units.

The tax treatment of distributions on our Series A Preferred Units is uncertain. We will treat the holders of Series A Preferred Units as partners for tax purposes and will treat distributions on the Series A Preferred Units as guaranteed payments for the use of capital that will generally be taxable to the holders of Series A Preferred Units as ordinary income. Although a holder of Series A Preferred Units could recognize taxable income from the accrual of such a guaranteed payment even in the absence of a contemporaneous distribution, we anticipate accruing and making the guaranteed payment distributions monthly. Otherwise, the holders of Series A Preferred Units are generally not anticipated to share in our items of income, gain, loss or deduction, nor will we allocate any share of our nonrecourse liabilities to the holders of Series A Preferred Units. If the Series A Preferred Units were treated as indebtedness for tax purposes, rather than as guaranteed payments for the use of capital, distributions likely would be treated as payments of interest by us to the holders of Series A Preferred Units.

A holder of Series A Preferred Units will be required to recognize gain or loss on a sale of units equal to the difference between the unitholder’s amount realized and tax basis in the units sold. The amount realized generally will equal the sum of the cash and the fair market value of other property such holder receives in exchange for such Series A Preferred Units. Subject to general rules requiring a blended basis among multiple partnership interests, the tax basis of a Series A Preferred Unit will generally be equal to the sum of the cash and the fair market value of other property paid by the unitholder to acquire such Series A Preferred Unit. Gain or loss recognized by a unitholder on the sale or exchange of a Series A Preferred Unit held for more than one year generally will be taxable as long-term capital gain or loss. Because holders of Series A Preferred Units will not be allocated a share of our items of depreciation, depletion or amortization, it is not anticipated that such holders would be required to recharacterize any portion of their gain as ordinary income as a result of the recapture rules.

Investment in the Series A Preferred Units by tax-exempt investors, such as employee benefit plans and individual retirement accounts (“IRAs”), and non-U.S. persons raises issues unique to them. Distributions to non-U.S. holders of the Series A Preferred Units will be treated as “effectively connected income” (which will subject holders to U.S. net income taxation and possibly the branch profits tax) and will be subject to withholding taxes imposed at the highest effective tax rate applicable to such non-U.S. holders. If the amount of withholding exceeds the amount of U.S. federal income tax actually due, non-U.S. holders may be required to file U.S. federal income tax returns in order to seek a refund of such excess. The treatment of guaranteed payments for the use of capital to tax exempt investors is not certain. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor with respect to the consequences of owning our Series A Preferred Units.

Holders of Series A Preferred Units may have liability to repay distributions.

Under certain circumstances, holder of the Series A Preferred Units may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution if the distribution would cause our liabilities to exceed the fair value of our assets. Liabilities to partners on account of their partnership interests and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

Delaware law provides that for a period of three years from the date of an impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. A purchaser of Series A Preferred Units who becomes a limited partner is liable for the obligations of the transferring limited partner to make contributions to the Partnership that are known to such purchaser of units at the time it became a limited partner and for unknown obligations if the liabilities could be determined from our Partnership Agreement.

Unitholders who are not “Eligible Holders” will not be entitled to receive distributions on or allocations of income or loss on their Series A Preferred Units, and their Series A Preferred Units will be subject to redemption.

In order to comply with U.S. laws with respect to the ownership of interests in oil and gas leases on federal lands, we have adopted certain requirements regarding those investors who may own our Series A Preferred Units. As used herein, an Eligible Holder means a person or entity qualified to hold an interest in oil and gas leases on federal lands. As of the date hereof, Eligible Holder means: (1) a citizen of the United States; (2) a corporation organized under the laws of the United States or of any state thereof; or (3) an association of United States citizens, such as a partnership or limited liability company, organized under the laws of the United States or of any state thereof, but only if such association does not have any direct or indirect foreign ownership, other than foreign ownership of stock in a parent corporation organized under the laws of the United States or of any state thereof. For the avoidance of doubt, onshore mineral leases or any direct or indirect interest therein may be acquired and held by aliens only through stock ownership, holding or control in a corporation organized under the laws of the United States or of any state thereof and only for so long as the alien is not from a country that the United States federal government regards as denying similar privileges to citizens or corporations of the United States. Holders of Series A Preferred Units who are not persons or entities who meet the requirements to be an

Eligible Holder will not be entitled to receive distributions or allocations of income and loss on their units and they run the risk of having their units redeemed by us at the lower of their purchase price cost or the then-current market price. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our General Partner.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated historical basis. For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings (loss) from continuing operations before income taxes, plus fixed charges. Fixed charges consist of net interest expense (inclusive of write-off of deferred financing costs and interest expense related to make-whole premium charge, less gain from termination of interest rate swap agreements) on all indebtedness, the amortization of deferred financing costs and interest associated with operating leases. To date, we have not issued any preferred units. Therefore, the ratio of earnings to combined fixed charges and preferred unit distribution requirements is the same as the ratio of earnings to fixed charges presented below.

	BreitBurn Energy Partners L.P.
	Year Ended December 31,									Three Months Ended March 31, 2014
	2009		2010		2011	2012		2013
Ratio of earnings to fixed charges	—	(a)	—	(b)	2.6x	—	(c)	—	(d)	—	(e)

(a)	Earnings were inadequate to cover fixed charges by $141.8 million for the year ended December 31, 2009.
(b)	Earnings were inadequate to cover fixed charges by $2.0 million for the year ended December 31, 2010.
(c)	Earnings were inadequate to cover fixed charges by $108.2 million for the year ended December 31, 2012.
(d)	Earnings were inadequate to cover fixed charges by $131.5 million for the year ended December 31, 2013.
(e)	Earnings were inadequate to cover fixed charges by $41.0 million for the three months ended March 31, 2014.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $169.1 million from this offering (after deducting estimated fees and offering expenses payable by us). If the underwriters exercise their option to purchase additional Series A Preferred Units in full, we expect to receive net proceeds from this offering of approximately $193.3 million (after deducting estimated fees and offering expenses payable by us). We intend to use the net proceeds from this offering to reduce outstanding borrowings under our bank credit facility.

We have a $3.0 billion bank credit facility with a maturity date of May 9, 2017 and a borrowing base of $1.6 billion with a total lender commitment of $1.4 billion. As of March 31, 2014, there were outstanding borrowings of approximately $775 million under our bank credit facility, and as of May 7, 2014, there were outstanding borrowings of approximately $827 million under our bank credit facility. At March 31, 2014, the one-month LIBOR interest rate plus an applicable spread was 2.4049% on the one-month LIBOR portion of $767 million and the prime rate plus an applicable spread was 4.5% on the prime portion of $8 million. We financed the Oklahoma Panhandle Acquisitions and the CrownRock III Acquisition in 2013 using borrowings under our bank credit facility.

On a pro forma as adjusted basis, as of March 31, 2014, we would have had approximately $791.3 million available for borrowing under our bank credit facility upon completion of this offering, after using the net proceeds of this offering to reduce our bank debt and after deducting $2.8 million of outstanding letters of credit.

Affiliates of certain of the underwriters are lenders under our bank credit facility and accordingly will receive a substantial portion of the net proceeds from this offering pursuant to the repayment of outstanding borrowings under such bank credit facility. Please read “Underwriting—FINRA Conduct Rules” in this prospectus supplement.

CAPITALIZATION

The following table shows our cash and capitalization as of March 31, 2014:

•	on a historical basis; and

•	on a pro forma as adjusted basis to reflect the consummation of this offering and the application of the net proceeds therefrom as described in “Use of Proceeds.”

This table is unaudited and should be read in conjunction with, and is qualified in its entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and the related notes thereto in our 2013 Annual Report and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, each of which is incorporated by reference in this prospectus.

	As of March 31, 2014
	Actual	Pro Forma As Adjusted
	(in millions)

Cash	$1.8	$1.8

Long-Term debt:
Bank credit facility(a)	$775.0	$605.9
8.625% Senior Notes due 2020(b)	301.2	301.2
7.875% Senior Notes due 2022(c)	855.4	855.4

Total long-term debt	1,931.6	1,762.5

Equity:
Partners’ equity	1,927.3	1,927.3
Series A Preferred Units	—	175.0

Total equity	1,927.3	2,102.3

Total capitalization	$3,858.9	$3,864.8

(a)	As of May 7, 2014, there were outstanding borrowings of approximately $827 million under our bank credit facility.
(b)	Net of unamortized discount of approximately $3.8 million.
(c)	Includes unamortized premium of approximately $5.4 million.

DESCRIPTION OF SERIES A PREFERRED UNITS

General

The Series A Preferred Units offered hereby are a new series of preferred units. In connection with the closing of this offering, we intend to adopt the Second Amended and Restated Agreement of Limited Partnership, which will set forth the terms of the Series A Preferred Units. Upon completion of this offering, there will be 7,000,000 Series A Preferred Units issued and outstanding (assuming no exercise of the Underwriters’ option to purchase additional units). We may, without notice to or consent of the holders of the then-outstanding Series A Preferred Units, authorize and issue additional Series A Preferred Units and Junior Securities (as defined under “Summary—The Offering—Ranking” and, subject to the limitations described under “—Voting Rights,” Senior Securities and Parity Securities (as defined under “Summary—The Offering—Ranking”)).

The holders of our common units are entitled to receive, to the extent permitted by law, such distributions as may from time to time be declared by our Board of Directors. Upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of our common units are entitled to receive distributions of our assets, after we have satisfied or made provision for our debts and other obligations.

The Series A Preferred Units will entitle the holders thereof to receive cumulative cash distributions when, as and if declared by our Board of Directors out of legally available funds for such purpose. When issued and paid for in the manner described in this prospectus supplement and accompanying base prospectus, the Series A Preferred Units offered hereby will be fully paid and nonassessable. Subject to the matters described under “—Liquidation Rights,” each Series A Preferred Unit will generally have a fixed liquidation preference of $25.00 per unit plus an amount equal to accumulated and unpaid distributions thereon to the date fixed for payment, whether or not declared.

The Series A Preferred Units will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the Series A Preferred Units will rank junior to all of our current and future indebtedness (including indebtedness outstanding under our bank credit facility, our 2020 Notes and our 2022 Notes) and other liabilities with respect to assets available to satisfy claims against us. The rights of the Series A Preferred Unitholders to receive the liquidation preference will be subject to the proportional rights of holders of Parity Securities.

All of the Series A Preferred Units offered hereby will be represented by a single certificate issued to the Securities Depositary (as defined under “—Book-Entry System”) and registered in the name of its nominee and, so long as a Securities Depositary has been appointed and is serving, no person acquiring Series A Preferred Units will be entitled to receive a certificate representing such units unless applicable law otherwise requires or the Securities Depositary resigns or is no longer eligible to act as such and a successor is not appointed. Please read “—Book-Entry System.”

Except as described below in “—Change of Control,” the Series A Preferred Units will not be convertible into common units or any other securities and will not have exchange rights or be entitled or subject to any preemptive or similar rights. The Series A Preferred Units will not be subject to mandatory redemption or to any sinking fund requirements. The Series A Preferred Units will be subject to redemption, in whole or in part, at our option commencing on May 15, 2019. Please read “—Redemption.”

We have appointed American Stock Transfer & Trust Company, LLC as the paying agent (the “Paying Agent”), and the registrar and transfer agent (the “Registrar and Transfer Agent”) for the Series A Preferred Units. The address of the Paying Agent is 6201 15th Avenue, Brooklyn, New York 11219.

Ranking

The Series A Preferred Units will, with respect to anticipated monthly distributions, rank:

•	senior to the Junior Securities (including our common units);

•	pari passu with the Parity Securities;

•	junior to all of our existing and future indebtedness (including indebtedness outstanding under our bank credit facility, our 2020 Notes and our 2022 Notes) and other liabilities with respect to assets available to satisfy claims against us; and

•	junior to the Senior Securities.

Under the Partnership Agreement, we may issue Junior Securities from time to time in one or more series without the consent of the holders of the Series A Preferred Units. The Board of Directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any units of that series. The Board of Directors will also determine the number of units constituting each series of securities. Our ability to issue additional Parity Securities in certain circumstances or Senior Securities is limited as described under “—Voting Rights.”

Change of Control

Redemption upon a Change of Control

Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series A Preferred Units in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per Series A Preferred Unit, plus all accrued and unpaid distributions to the redemption date, whether or not declared. If, prior to the Change of Control Conversion Date (as defined below), we exercise our right to redeem all of the outstanding Series A Preferred Units as described in the immediately preceding sentence or as described below under “—Redemption”, holders of the Series A Preferred Units will not have the conversion right described below under “—Change of Control Rights”; provided, however, that any cash payment upon a Change of Control shall not be made unless (i) we have completed any required change of control offers for our outstanding 2020 Notes pursuant to the 2020 Notes Indenture and our outstanding 2022 Notes pursuant to the 2022 Notes Indenture, and (ii) such payment would be permitted under the restricted payments covenants contained in each such indenture. Additionally, any cash payment to Series A Preferred Unitholders will be subject to the limitations contained in the indentures governing any future issuances of senior notes, in our bank credit facility and in any other agreements governing our indebtedness.

“Change of Control” means the occurrence of either of the following after the original issue date of the Series A Preferred Units:

•	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of us and our subsidiaries taken as a whole to any person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)); or

•	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the beneficial owner of more than 50% of our voting interest, measured by voting power rather than number of our common units, Series A Preferred Units or the like.

Change of Control Rights

Upon the occurrence of a Change of Control, each holder of Series A Preferred Units will have the right (unless, prior to the Change of Control Conversion Date, we provide notice of our election to redeem all of the outstanding Series A Preferred Units as described above under “—Redemption upon a Change of Control” or below under “—Redemption”) to convert some or all of the Series A Preferred Units held by such holder on the Change of Control Conversion Date into a number of our common units per Series A Preferred Unit to be converted equal to the lesser of:

•	the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid distributions to the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Unit distribution payment and prior to the corresponding Series A Preferred Unit distribution payment date, in which case no additional amount for such accrued and unpaid distribution will be included in this sum) by (ii) the Common Unit Price (as defined below), and

•	2.46548,

subject, in each case, to certain adjustments and to provisions for (i) the receipt of alternative consideration and (ii) splits, combinations and distributions in the form of equity issuances, each as described in greater detail in our Partnership Agreement.

If we provide a redemption notice, whether pursuant to our special optional redemption right in connection with a Change of Control as described under “—Redemption upon a Change of Control” or our optional redemption right as described below under “—Redemption,” holders of Series A Preferred Units will not have any right to convert the Series A Preferred Units that we have elected to redeem in connection with the Change of Control Conversion Right (as defined below) and any Series A Preferred Units subsequently selected for redemption that have been tendered for conversion will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date.

“Change of Control Conversion Right” means the right of a holder of Series A Preferred Units to convert some or all of the Series A Preferred Units held by such holder on the Change of Control Conversion Date into a number of our common units per Series A Preferred Unit pursuant to the conversion provisions in our Partnership Agreement.

“Change of Control Conversion Date” means the date fixed by our Board of Directors, in its sole discretion, as the date the Series A Preferred Units are to be converted, which will be a Business Day that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to holders of the Series A Preferred Units.

“Common Unit Price” means (i) the amount of cash consideration per common unit, if the consideration to be received in the Change of Control by the holders of our common units is solely cash; and (ii) the average of the closing prices for our common units on the NASDAQ for the ten consecutive trading days immediately preceding, but not including, the Change of Control Conversion Date, if the consideration to be received in the Change of Control by the holders of our common units is other than solely cash.

Liquidation Rights

We will liquidate in accordance with capital accounts. The holders of outstanding Series A Preferred Units will be specially allocated items of our gross income and gain in a manner designed to achieve, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, a liquidation preference of $25.00 per unit. If the amount of our gross income and gain available to be specially allocated to the Series A Preferred Units is not sufficient to cause the capital account of a Series A Preferred Unit to equal the liquidation preference of a Series A Preferred Unit, then the amount that a holder of Series A Preferred Units would receive upon liquidation may be less than the Series A Preferred Unit liquidation preference. Any accumulated and unpaid distributions on the Series A Preferred Units will be paid prior to any distributions in liquidation made in accordance with capital accounts. The rights of the Series A Preferred Unitholders to receive the liquidation preference will be subject to the proportional rights of holders of Parity Securities.

Voting Rights

The Series A Preferred Units will have no voting rights except as set forth below or as otherwise provided by Delaware law.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series A Preferred Units, voting as a single class, we may not adopt any amendment to our Partnership Agreement that has a material adverse effect on the existing terms of the Series A Preferred Units.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series A Preferred Units, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, we may not:

•	create or issue any Parity Securities if the cumulative distributions payable on outstanding Series A Preferred Units are in arrears; or

•	create or issue any other class or series of limited partnership interests or other equity securities expressly made senior to the Series A Preferred Units as to the payment of distributions.

On any matter described above in which the holders of the Series A Preferred Units are entitled to vote as a class, such holders will be entitled to one vote per unit. The Series A Preferred Units held by us or any of our subsidiaries or affiliates will not be entitled to vote.

Series A Preferred Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Distributions

General

Holders of Series A Preferred Units issued in this offering will be entitled to receive, when, as and if declared by the Board of Directors out of legally available funds for such purpose, cumulative cash monthly distributions.

Distribution Rate

Distributions on Series A Preferred Units will be cumulative from May 21, 2014, and payable monthly on each Distribution Payment Date, commencing July 15, 2014, when, as and if declared by the Board of Directors or any authorized committee thereof out of legally available funds for such purpose. The initial distribution on the Series A Preferred Units will be paid on July 15, 2014 in an amount equal to $0.309375 per unit. Distributions on the Series A Preferred Units will accrue at a rate of 8.25% per annum per $25.00 stated liquidation preference per Series A Preferred Unit.

Distribution Payment Dates

The “Distribution Payment Dates” for the Series A Preferred Units will be on the 15th day of each month, commencing on July 15, 2014. Distributions will accumulate in each monthly distribution period from and including the preceding Distribution Payment Date or the initial issue date, as the case may be, to but excluding the applicable Distribution Payment Date for such monthly distribution period, and distributions will accrue on accumulated distributions at the applicable distribution rate. If any Distribution Payment Date otherwise would fall on a day that is not a Business Day, declared distributions will be paid on the immediately succeeding Business Day without the accumulation of additional distributions. Distributions on the Series A Preferred Units will be payable based on a 360-day year consisting of twelve 30-day months. “Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the States of California or New York shall not be recognized as such.

Payment of Distributions

Not later than 5:00 p.m., New York City time, on each Distribution Payment Date, we will pay those monthly distributions, if any, on the Series A Preferred Units that have been declared by the Board of Directors to the holders of such units as such holders’ names appear on our unit transfer books maintained by the Registrar and Transfer Agent on the applicable record date. The record date will be as of the opening of the national securities exchange on which the Series A Preferred Units are listed or admitted to trading on the first Business Day of each month immediately preceding the applicable Distribution Payment Date, except that in the case of payments of distributions in arrears, the record date with respect to a Distribution Payment Date will be such date as may be designated by the Board of Directors in accordance with our Partnership Agreement.

So long as the Series A Preferred Units are held of record by the nominee of the Securities Depositary, declared distributions will be paid to the Securities Depositary in same-day funds on each Distribution Payment Date. The Securities Depositary will credit accounts of its participants in accordance with the Securities Depositary’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Series A Preferred Units in accordance with the instructions of such beneficial owners.

No distribution may be declared or paid or set apart for payment on any Junior Securities (other than a distribution payable solely in Junior Securities) unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding Series A Preferred Units and any Parity Securities through the most recent respective distribution payment dates. Accumulated distributions in arrears for any past distribution period may be declared by our Board of Directors and paid on any date fixed by our Board of Directors, whether or not a Distribution Payment Date, to holders of the Series A Preferred Units on the record date for such payment, which may not be less than 10 days before such payment date. Subject to the next succeeding sentence, if all accumulated distributions in arrears on all outstanding Series A Preferred Units and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated distributions in arrears will be made in order of their respective distribution payment dates, commencing with the earliest. If less than all distributions payable with respect to all Series A Preferred Units and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Series A Preferred Units and any Parity Securities entitled to a distribution payment at such time in proportion to the aggregate amounts remaining due in respect of such Series A Preferred Units and Parity Securities at such time. Holders of the Series A Preferred Units will not be entitled to any distribution, whether payable in cash, property or units, in excess of full cumulative distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid distributions as described under “—Distributions—Distribution Rate,” no interest or sum of money in lieu of interest will be payable in respect of any distribution payment which may be in arrears on the Series A Preferred Units.

Redemption

Optional Redemption

Any time on or after May 15, 2019, we may redeem, at our option, in whole or in part, the Series A Preferred Units at a redemption price in cash equal to $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of redemption, whether or not declared. Any such optional redemption shall be effected only out of funds legally available for such purpose. We may undertake multiple partial redemptions. Any such redemption is subject to compliance with the provisions of our bank credit facility, the 2020 Notes Indenture and the 2022 Notes Indenture and any other agreements governing our outstanding indebtedness.

We may also redeem the Series A Preferred Units under the terms set forth under “—Change of Control—Redemption upon a Change of Control”.

Redemption Procedures

We will give notice of any redemption not less than 30 days and not more than 60 days before the scheduled date of redemption, to the holders of any units to be redeemed as such holders’ names appear on our unit transfer books maintained by the Registrar and Transfer Agent at the address of such holders shown therein. Such notice shall state: (i) the redemption date, (ii) the number of Series A Preferred Units to be redeemed and, if less than all outstanding Series A Preferred Units are to be redeemed, the number (and, in the case of Series A Preferred Units in certificated form, the identification) of units to be redeemed from such holder, (iii) the redemption price, (iv) the place where any Series A Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the redemption price therefor and (v) that distributions on the units to be redeemed will cease to accumulate from and after such redemption date.

If fewer than all of the outstanding Series A Preferred Units are to be redeemed, the number of units to be redeemed will be determined by us, and such units will be redeemed by such method of selection as the Securities Depositary shall determine, pro rata or by lot, with adjustments to avoid redemption of fractional units. So long as all Series A Preferred Units are held of record by the nominee of the Securities Depositary, we will give notice, or cause notice to be given, to the Securities Depositary of the number of Series A Preferred Units to be redeemed, and the Securities Depositary will determine the number of Series A Preferred Units to be redeemed from the account of each of its participants holding such units in its participant account. Thereafter, each participant will select the number of units to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds Series A Preferred Units for its own account). A participant may determine to redeem Series A Preferred Units from some beneficial owners (including the participant itself) without redeeming Series A Preferred Units from the accounts of other beneficial owners.

So long as the Series A Preferred Units are held of record by the nominee of the Securities Depositary, the redemption price will be paid by the Paying Agent to the Securities Depositary on the redemption date. The Securities Depositary’s normal procedures provide for it to distribute the amount of the redemption price in same-day funds to its participants who, in turn, are expected to distribute such funds to the persons for whom they are acting as agent.

If we give or cause to be given a notice of redemption, then we will deposit with the Paying Agent funds sufficient to redeem the Series A Preferred Units as to which notice has been given by 10:00 a.m., New York City time, on the date fixed for redemption, and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender (which will occur automatically if the certificate representing such units is issued in the name of the Securities Depositary or its nominee) of the certificates therefor. If notice of redemption shall have been given, then from and after the date fixed for redemption, unless we default in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all distributions on such units will cease to accumulate and all rights of holders of such units as our unitholders will cease, except the right to receive the redemption price, including an amount equal to accumulated and unpaid distributions to the date fixed for redemption, whether or not declared.

If only a portion of the Series A Preferred Units represented by a certificate has been called for redemption, upon surrender of the certificate to the Paying Agent (which will occur automatically if the certificate representing such units is registered in the name of the Securities Depositary or its nominee), we will issue and the Paying Agent will deliver to the holder of such units a new certificate (or adjust the applicable book-entry account) representing the number of Series A Preferred Units represented by the surrendered certificate that have not been called for redemption.

Notwithstanding any notice of redemption, there will be no redemption of any Series A Preferred Units called for redemption until funds sufficient to pay the full redemption price of such units, including all accumulated and unpaid distributions to the date of redemption, whether or not declared, have been deposited by us with the Paying Agent.

We and our affiliates may from time to time purchase Series A Preferred Units, subject to compliance with all applicable securities and other laws. Neither we nor any of our affiliates has any obligation, or any present plan or intention, to purchase any Series A Preferred Units. Any Series A Preferred Units that are redeemed or otherwise acquired by us will be cancelled.

Notwithstanding the foregoing, in the event that full cumulative distributions on the Series A Preferred Units and any Parity Securities have not been paid or declared and set apart for payment, we may not repurchase, redeem or otherwise acquire, in whole or in part, any Series A Preferred Units or Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all holders of Series A Preferred Units and any Parity Securities. Common units and any other Junior Securities may not be redeemed, repurchased or otherwise acquired unless full cumulative distributions on the Series A Preferred Units and any Parity Securities for all prior and the then-ending distribution periods have been paid or declared and set apart for payment.

No Sinking Fund

The Series A Preferred Units will not have the benefit of any sinking fund.

No Fiduciary Duty

We and our officers and directors will not owe any fiduciary duties to holders of the Series A Preferred Units other than a contractual duty of good faith and fair dealing pursuant to our Partnership Agreement.

Book-Entry System

All Series A Preferred Units offered hereby will be represented by a single certificate issued to The Depository Trust Company (and its successors or assigns or any other securities depositary selected by us) (the “Securities Depositary”), and registered in the name of its nominee (initially, Cede & Co.). The Series A Preferred Units offered hereby will continue to be represented by a single certificate registered in the name of the Securities Depositary or its nominee, and no holder of the Series A Preferred Units offered hereby will be entitled to receive a certificate evidencing such units unless otherwise required by law or the Securities Depositary gives notice of its intention to resign or is no longer eligible to act as such and we have not selected a substitute Securities Depositary within 60 calendar days thereafter. Payments and communications made by us to holders of the Series A Preferred Units will be duly made by making payments to, and communicating with, the Securities Depositary. Accordingly, unless certificates are available to holders of the Series A Preferred Units, each purchaser of Series A Preferred Units must rely on (i) the procedures of the Securities Depositary and its participants to receive distributions, any redemption price, liquidation preference and notices, and to direct the exercise of any voting or nominating rights, with respect to such Series A Preferred Units and (ii) the records of the Securities Depositary and its participants to evidence its ownership of such Series A Preferred Units.

So long as the Securities Depositary (or its nominee) is the sole holder of the Series A Preferred Units, no beneficial holder of the Series A Preferred Units will be deemed to be a unitholder of us. The Depository Trust Company, the initial Securities Depositary, is a New York-chartered limited purpose trust company that performs services for its participants, some of whom (and/or their representatives) own The Depository Trust Company. The Securities Depositary maintains lists of its participants and will maintain the positions (i.e., ownership interests) held by its participants in the Series A Preferred Units, whether as a holder of the Series A Preferred Units for its own account or as a nominee for another holder of the Series A Preferred Units.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The tax consequences to you of an investment in our Series A Preferred Units will depend in part on your own tax circumstances. For a discussion of the material U.S. federal income tax considerations associated with our operations and the purchase, ownership and disposition of common units, please read “Material U.S. Federal Income Tax Consequences” in the accompanying base prospectus and “Tax Risks to Unitholders” in our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus supplement. Although this section updates and adds information related to certain tax considerations with respect to the Series A Preferred Units, it also should be read in conjunction with the risk factors included under the caption “Tax Risks to Unitholders” in our most recent Annual Report on Form 10-K, “Risk Factors” in our most recent Quarterly Report on Form 10-Q, and with “Material U.S. Federal Income Tax Consequences” in the accompanying base prospectus, which provides a discussion of the principal federal income tax considerations associated with our operations. The following discussion is limited as described under the caption “Material U.S. Federal Income Tax Consequences” in the accompanying base prospectus and as discussed below. You are urged to consult with your own tax advisor about the federal, state, local and non-U.S. tax consequences particular to your circumstances.

This section summarizes the material U.S. federal income tax consequences that may be relevant to prospective holders of Series A Preferred Units who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., counsel to us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury regulations thereunder (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the federal income tax consequences to a prospective unitholder to vary substantially from those described below, possibly on a retroactive basis. Unless the context otherwise requires, references in this section to “we” or “us” are references to BreitBurn Energy Partners L.P. and our operating subsidiaries.

This section does not address all federal income tax matters that affect us or the holders of our Series A Preferred Units and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for federal income tax purposes), who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year, and who hold units as capital assets (generally, property that is held for investment). This section has limited applicability to corporations, partnerships (including entities treated as partnerships for federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts (“IRAs”), employee benefit plans, real estate investment trusts or mutual funds. Accordingly, we encourage each unitholder to consult the unitholder’s own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from ownership or disposition of units and potential changes in applicable tax laws.

We are relying on the opinions and advice of Vinson & Elkins, L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the Internal Revenue Service (the “IRS”) or a court. The statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for our units and the prices at which such units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

All statements of law and legal conclusions, but no statement of fact, contained in this section, except as described below or otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us to them for this purpose. For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following federal income tax issues: (1) the treatment of a unitholder whose units are the subject of a securities loan (i.e., a loan to a short seller to cover a short sale of units) (please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans”); and (2) whether holders of Series A Preferred Units will be treated as partners that receive guaranteed payments for the use of capital on their units (please read “Tax Consequences of Unit Ownership—Limited Partner Status”).

Taxation of the Partnership

Partnership Status

We expect to be treated as a partnership for U.S. federal income tax purposes and, therefore, generally will not be liable for entity-level federal income taxes. Instead, as described below, each of our common unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its federal income tax liability as if the common unitholder had earned such income directly, even if we make no cash distributions to the common unitholder. However, holders of Series A Preferred Units generally will not share in allocations of income, gain, loss or deduction. Please read “—Allocation of Income, Gain, Loss and Deduction.” Instead, we will treat distributions on preferred units as a guaranteed payment for the use of capital. Please read “—Treatment of Distributions on Series A Preferred Units.”

Section 7704 of the Code generally provides that publicly traded partnerships will be treated as corporations for federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly traded consists of “qualifying income,” the partnership may continue to be treated as a partnership for federal income tax purposes (the “Qualifying Income Exception”). Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, transportation, and marketing of certain natural resources, including crude oil, natural gas and products thereof, as well as other types of income such as interest (other than from a financial business) and dividends. We estimate that less than 2% of our current gross income is not qualifying income; however, this estimate could change from time to time.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of the operating subsidiaries for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. on such matters. It is the opinion of Vinson & Elkins L.L.P. that, based upon the Code, its regulations, published revenue rulings and court decisions and the representations set forth below, we will be classified as a partnership and its operating subsidiaries will be disregarded as entities separate from us for federal income tax purposes.

In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us. The representations made by us upon which Vinson & Elkins L.L.P. has relied include, without limitation:

(a) Except for Phoenix Production Company and Alamitos Company, neither we nor any of our operating subsidiaries has elected to be treated as a corporation for federal income tax purposes;

(b) For each taxable year since the year of our initial public offering, more than 90% of our gross income has been income of a character that Vinson & Elkins L.L.P. has opined is “qualifying income” within the meaning of Section 7704(d) of the Code; and

(c) Each hedging transaction that we treat as resulting in qualifying income has been appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been associated with crude oil, natural gas, or products thereof that are held or to be held by us in activities that Vinson & Elkins L.L.P. has opined generate qualifying income.

We believe that these representations have been true in the past and expect that these representations will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then as distributing that stock to our unitholders in liquidation. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our units may be modified by administrative or legislative action or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. One such legislative proposal would have eliminated the Qualifying Income Exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units.

If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our unitholders. Our taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of our units. Any distribution made to a unitholder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder’s tax basis in its units, and thereafter (iii) taxable capital gain.

The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for federal income tax purposes.

Tax Consequences of Unit Ownership

Limited Partner Status

The tax treatment of our Series A Preferred Units is uncertain. Although the IRS may disagree with this treatment, we will treat holders of our Series A Preferred Units as partners entitled to a guaranteed payment for the use of capital on their units. If the Series A Preferred Units are not partnership interests, they would likely constitute indebtedness for federal income tax purposes and distributions on the Series A Preferred Units would constitute ordinary interest income to the holders of Series A Preferred Units. The remainder of this discussion assumes that our Series A Preferred Units are partnership interests for federal income tax purposes.

For a discussion related to the risks of losing partner status as a result of securities loans, please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans.” Unitholders who are not treated as partners of the partnership as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under their particular circumstances.

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections of Unitholder Taxes” with respect to payments we may be required to make on behalf of our unitholders, we do not pay any federal income tax.

We will treat distributions to holders of Series A Preferred Units as guaranteed payments for the use of capital. Guaranteed payments paid or accrued within the partnership’s taxable year will be included as income to holders of the Series A Preferred Units whether or not a distribution of such payment has actually been made.

Basis of Units

A unitholder’s tax basis in its units (including Series A Preferred Units) initially will be the amount paid for those units. A common unitholder’s basis will be increased by the unitholder’s initial allocable share of our liabilities. A common unitholder’s basis generally will be (i) increased by the common unitholder’s share of our income and any increases in such common unitholder’s share of our liabilities, and (ii) decreased, but not below zero, by the amount of all distributions to the common unitholder, the common unitholder’s share of our losses, any decreases in the common unitholder’s share of our liabilities, and certain other items.

However, a unitholder’s basis in its Series A Preferred Units will not be affected by distributions on such units. We do not anticipate that a holder of Series A Preferred Units will be allocated any share of our liabilities. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests. If you own common units and Series A Preferred Units, please consult your tax advisor with respect to determining the consequences of a guaranteed payment on your basis in your units.

Treatment of Distributions on Series A Preferred Units

We will treat distributions on the Series A Preferred Units as guaranteed payments for the use of capital that will generally be taxable to the holders of Series A Preferred Units as ordinary income and will be deductible by us. Although a holder of Series A Preferred Units could recognize taxable income from the accrual of such a guaranteed payment even in the absence of a contemporaneous distribution, the partnership anticipates accruing and making the guaranteed payment distributions monthly. Otherwise, the holders of Series A Preferred Units are generally not anticipated to share in the partnership’s items of income, gain, loss or deduction, nor will the partnership allocate any share of its nonrecourse liabilities to the holders of Series A Preferred Units.

Limitations on Deductibility of Losses

A holder of Series A Preferred Units will only be allocated loss to the extent the capital accounts of the common unitholders have been reduced to zero. Although it is not anticipated that a holder of Series A Preferred Units would be allocated loss, the deductibility of any such allocation may be limited for various reasons. In the event that you are allocated loss as a holder of a Series A Preferred Unit, please consult your tax advisor as to the application of any limitation to the deductibility of that loss.

Entity-Level Collections of Unitholder Taxes

If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder, we are authorized to treat the payment as a distribution of cash to the relevant unitholder. Where the tax is payable on behalf of all unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction

If we have a net profit, our items of income, gain, loss and deduction will be allocated among our holders of units other than Series A Preferred Units in accordance with their percentage interests in us. If we have a net loss, our items of income, gain, loss and deduction will be allocated among all of our unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts. Holders of our Series A Preferred Units will only be allocated net loss in the event that the capital accounts of the common unitholders have been reduced to zero. Because holders of Series A Preferred Units will not receive allocations of our gross income, such holders will not be entitled to deductions for percentage depletion.

Generally, holders of Series A Preferred Units will have a capital account equal to the liquidation preference of each Series A Preferred Unit, or $25.00, without regard to the price paid for such units, but will have an initial tax basis with respect to the Series A Preferred Units equal to the price paid for such units. To the extent the purchase price paid for a Series A Preferred Unit exceeds the liquidation preference of such unit, we will have income that will be allocated to the holders of our common units.

Treatment of Securities Loans

A unitholder whose units are loaned (for example, a loan to “short seller” to cover a short sale of units) may be treated as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the lending unitholder, and (ii) any cash distributions received by the unitholder as to those units may be treated as ordinary taxable income.

Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Tax Rates

Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

In addition, a 3.8% net investment income tax (“NIIT”) applies to certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income generally includes guaranteed payments, a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Tax Treatment of Operations

Accounting Method and Taxable Year

We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each holder of Series A Preferred Units will be required to include in its tax return its income from our guaranteed payments for each taxable year ending within or with its taxable year. A holder of

Series A Preferred Units that has a taxable year ending on a date other than December 31 and that disposes of all its units following the close of our taxable year but before the close of its taxable year will be required to include in income for its taxable year its income from more than one year of guaranteed payments.

Disposition of Units

Recognition of Gain or Loss

A holder of Series A Preferred Units will be required to recognize gain or loss on a sale of such units equal to the difference between the unitholder’s amount realized and tax basis in the units sold. A unitholder’s amount realized generally will equal the sum of the cash and the fair market value of other property it receives for the unit. Gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

Furthermore, as described above, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests (presumably including both common units and Series A Preferred Units). Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.

Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed in the paragraph above, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific units sold for purposes of determining the holding period of the units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue Treasury Regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

Holders of Series A Preferred Units owning Series A Preferred Units as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”) will be entitled to receive the distribution of the guaranteed payment payable with respect to their units on or about the 15th business day of the month. Purchasers of Series A Preferred Units after the Allocation Date will therefore not be entitled to a cash distribution on their Series A Preferred Units until the next Allocation Date.

Notification Requirements

A unitholder who sells or purchases any of its units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

Constructive Termination

We will be considered to have “constructively” terminated as a partnership for federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For such purposes, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such unitholder’s taxable income for the year of termination.

A constructive termination occurring on a date other than December 31 generally would require that we file two tax returns for one fiscal year thereby increasing our administration and tax preparation costs. However, pursuant to an IRS relief procedure the IRS may allow a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Following a constructive termination, we would be required to make new tax elections, including a new election under Section 754 of the Code, and the termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination may either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing as opposed to a terminating partnership.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans and other tax-exempt organizations as well as by non-resident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively, “Non-U.S. Unitholders”) raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders that are tax-exempt entities or non-U.S. unitholders should consult their tax advisors before investing in our units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to the common unitholders will be unrelated business taxable income (“UBTI”) and will be taxable to a tax-exempt unitholder.

We will treat distributions on the Series A Preferred Units as guaranteed payments for the use of capital. The treatment of guaranteed payments for the use of capital to tax exempt investors is not certain, and such payments may be treated as UBTI for federal income tax purposes. If you are a tax-exempt entity, you should consult your tax advisor with respect to the consequences of owning our Series A Preferred Units.

Non-U.S. unitholders are taxed by the United States on income effectively connected with the conduct of a U.S. trade or business (“effectively connected income”) and on certain types of U.S.-source non-effectively connected income (such as dividends and guaranteed payments), unless exempted or further limited by an income tax treaty will be considered to be engaged in business in the United States because of their ownership of our units. Furthermore, is it probable that they will be deemed to conduct such activities through permanent establishments in the United States within the meaning of applicable tax treaties. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction (in the case of holders of common units) or their share of income from guaranteed payments (in the case of holders of Series A Preferred Units) and pay federal income tax on their share of our net income or gain in a manner similar to a taxable U.S. unitholder. Moreover, under rules applicable to publicly traded partnerships, distributions to non-U.S. unitholders are subject to withholding at the highest applicable effective tax rate. Each non-U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes.

In addition, because a non-U.S. unitholder classified as a corporation will be treated as engaged in a United States trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain as adjusted for changes in the foreign corporation’s “U.S. net equity” to the extent reflected in the corporation’s effectively connected earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A non-U.S. unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the non-U.S. unitholder. Under a ruling published by the IRS interpreting the scope of “effectively connected income,” gain recognized by a non-U.S. person from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be effectively connected with a U.S. trade or business. Thus, part or all of a non-U.S. unitholder’s gain from the sale or other disposition of its units may be treated as effectively connected with a unitholder’s indirect U.S. trade or business constituted by its investment in us. Moreover, under the Foreign Investment in Real Property Tax Act, a non-U.S. unitholder generally will be subject to federal income tax upon the sale or disposition of a unit if (i) it owned (directly or indirectly constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business consisted of U.S. real property interests (which include U.S. real estate (including land, improvements, and certain associated personal property) and interests in certain entities holding U.S. real estate) at any time during the shorter of the period during which such unitholder held the units or the 5-year period ending on the date of disposition. More than 50% of our assets may consist of U.S. real property interests. Therefore, non-U.S. unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each holder of Series A Preferred Units, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its preferred return for the preceding taxable year. Notwithstanding the rules described above under “—Basis of Units” requiring aggregation of partnership interests purchased in separate transactions, you may receive two Schedules K-1 if you hold common units and Series A Preferred Units due to administrative reporting limitations.

In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

The IRS may audit our federal income tax information returns. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability and may result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments unrelated to our returns.

Publicly traded partnerships generally are treated as entities separate from their owners for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings of the partners. The Code requires that one partner be designated as the “Tax Matters Partner” for these purposes, and our partnership agreement designates our general partner. The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders.

The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review may go forward, and each unitholder with an interest in the outcome may participate in that action.

A unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(1) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(2) a statement regarding whether the beneficial owner is:

(a) a non-U.S. person;

(b) a non-U.S. government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or

(c) a tax-exempt entity;

(3) the amount and description of units held, acquired or transferred for the beneficial owner; and

(4) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

Certain penalties may be imposed on taxpayers as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of any such underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. Penalties may also be imposed for engaging in transactions without economic substance. We do not anticipate engaging in transactions without economic substance or otherwise participating in transactions that would subject our unitholders to accuracy related penalties.

State, Local, Non-U.S. and Other Tax Considerations

In addition to federal income taxes, unitholders may be subject to other taxes, including state and local and non-U.S. income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future or in which the unitholder is a resident. We currently own assets and conduct business in various states, most of which imposes a personal income tax on individuals and an income tax on corporations and other entities such as us. We may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us.

Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local or non-U.S. tax consequences of an investment in us. We strongly recommend that each prospective unitholder consult, and depend upon, its own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of it. We have not received an opinion on the state, local, alternative minimum tax or non-U.S. tax consequences of an investment in us.

UNDERWRITING

Morgan Stanley & Co. LLC, UBS Securities LLC, Wells Fargo Securities, LLC and MLV & Co. LLC are acting as joint book-running managers of the underwritten offering and representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement, each underwriter named below has agreed to purchase severally and not jointly, and we have agreed to sell to that underwriter, the number of Series A Preferred Units set forth opposite the underwriter’s name.

Underwriter	Number of Series A Preferred Units
Morgan Stanley & Co. LLC	1,750,000
UBS Securities LLC	1,750,000
Wells Fargo Securities, LLC	1,750,000
MLV & Co. LLC	770,000
Janney Montgomery Scott LLC	525,000
Barclays Capital Inc.	280,000
Oppenheimer & Co. Inc.	175,000

Total	7,000,000

The underwriting agreement will provide that the obligations of the underwriters to purchase the Series A Preferred Units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Series A Preferred Units (other than those covered by the option to purchase additional Series A Preferred Units described below) if they purchase any of the Series A Preferred Units.

Option to Purchase Additional Series A Preferred Units

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional 1,000,000 Series A Preferred Units at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional Series A Preferred Units approximately proportionate to that underwriter’s initial purchase commitment.

Underwriting Discounts and Expenses

The underwriters propose to offer some of the Series A Preferred Units directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Series A Preferred Units to dealers at the public offering price less a concession not to exceed $0.50 per unit. If all of the Series A Preferred Units are not sold at the initial offering price, the underwriters may change the public offering price and the other selling terms. All compensation received by the underwriters in connection with this offering will not exceed 8% of the gross offering proceeds.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional Series A Preferred Units.

	No Exercise	Full Exercise
Per Series A Preferred Unit	$0.7875	$0.7875
Total	$5,512,500	$6,300,000

We estimate that our total expenses of this offering, excluding the underwriting discounts, will be approximately $350,000.

Lock-Up Agreement

We have agreed that, for a period of 45 days after the date of this prospectus supplement and subject to certain exceptions, we will not, directly or indirectly, without the prior written consent of Morgan Stanley & Co. LLC, (1) offer for sale, sell, pledge (other than a pledge currently existing as of the date hereof) or otherwise dispose of any Series A Preferred Units or securities that are substantially similar to the Preferred Units or sell or grant options, rights or warrants with respect to any Series A Preferred Units or securities that are substantially similar to the Series A Preferred Units (collectively, the “Lock-up Securities”), (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Series A Preferred Units, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Series A Preferred Units or other securities, in cash or otherwise, (3) file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Series A Preferred Units or securities that are substantially similar to the Series A Preferred Units or (4) publicly disclose the intention to do any of the foregoing.

Morgan Stanley & Co. LLC, in its discretion, may release any of the Lock-up Securities in whole or in part at any time with or without notice. Morgan Stanley & Co. LLC has no present intent or arrangement to release any of the Lock-up Securities. The release of any lock-up is considered on a case-by-case basis. Factors that will be considered in deciding whether to release Series A Preferred Units may include the length of time before the lock-up period expires, the number of Series A Preferred Units involved, the reason for the requested release, market conditions, the trading price of the Series A Preferred Units and the historical trading volume of the Series A Preferred Units.

Listing

The Series A Preferred Units are a new issue of securities with no established trading market. We intend to apply to list the Series A Preferred Units on the NASDAQ under the symbol “BBEPP.” If the application is approved, trading of the Series A Preferred Units on the NASDAQ is expected to begin within 30 days after the date of initial delivery of the Series A Preferred Units. The underwriters have advised us that they intend to make a market in the Series A Preferred Units before commencement of trading on the NASDAQ. They will have no obligation to make a market in the Series A Preferred Units, however, and may cease market-making activities, if commenced, at any time. Accordingly, an active trading market on the NASDAQ for the Series A Preferred Units may not develop or, even if one develops, may not last, in which case the liquidity and market price of the Series A Preferred Units could be adversely affected, the difference between bid and asked prices could be substantial and your ability to transfer Series A Preferred Units at the time and price desired will be limited.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in the Series A Preferred Units on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of Series A Preferred Units and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid that bid must be lowered when specified purchase limits are exceeded.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the representatives, on behalf of the underwriters, may purchase and sell Series A Preferred Units in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of Series A Preferred Units in excess of the number of Series A Preferred Units to be purchased by the underwriters in this offering, which creates a syndicate short position. “Covered” short sales are sales of Series A Preferred Units made in an amount up to the number of Series A Preferred Units represented by the underwriters’ option to purchase additional Series A

Preferred Units. In determining the source of Series A Preferred Units to close out the covered syndicate short position, the underwriters will consider, among other things, the price of Series A Preferred Units available for purchase in the open market as compared to the price at which they may purchase units through the option to purchase additional Series A Preferred Units. Transactions to close out the covered syndicate short position involve either purchases of the Series A Preferred Units in the open market after the distribution has been completed or the exercise of the option to purchase additional Series A Preferred Units. The underwriters may also make “naked” short sales of Series A Preferred Units in excess of the option to purchase additional Series A Preferred Units. The underwriters must close out any naked short position by purchasing Series A Preferred Units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Series A Preferred Units in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of bids for or purchases of Series A Preferred Units in the open market while this offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives repurchase Series A Preferred Units originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the Series A Preferred Units. They may also cause the price of the Series A Preferred Units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NASDAQ or in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

FINRA Conduct Rules

The underwriters and their affiliates have performed investment and commercial banking and advisory services for us and our affiliates from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. As described in “Use of Proceeds,” all of the net proceeds from this offering will be used to repay outstanding borrowings under our bank credit facility. Because affiliates of Wells Fargo Securities, LLC and Barclays Capital Inc. are lenders under our bank credit facility, these underwriters or their affiliates will receive a substantial portion of the net proceeds of this offering (not including underwriting discounts and commissions) pursuant to the repayment of outstanding borrowings thereunder. In addition, Wells Fargo Bank, National Association serves as the administrative agent under our bank credit facility and certain other affiliates of the underwriters serve additional roles under that facility, such as co-documentation agent and co-syndication agent, for which they have received customary fees and reimbursement of expenses. Because the Financial Industry Regulatory Authority, or FINRA, views our Series A Preferred Units as interests in a direct participation program, this offering is being made in compliance with Rule 2310 of the FINRA Rules. Investor suitability with respect to the Series A Preferred Units will be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

Electronic Distribution

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The underwriters may agree to allocate a number of Series A Preferred Units for sale to their online brokerage account holders. The Series A Preferred Units will be allocated to underwriters that may make internet distributions on the same basis as other allocations. In addition, Series A Preferred Units may be sold by the underwriters to securities dealers who resell Series A Preferred Units to online brokerage account holders.

Other than this prospectus supplement and the accompanying prospectus in electronic format, information contained in any website maintained by an underwriter is not part of this prospectus supplement or the accompanying prospectus or registration statement of which the accompanying prospectus forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase Series A Preferred Units. The underwriters are not responsible for information contained in websites that they do not maintain.

Settlement

We expect delivery of the Series A Preferred Units will be made against payment therefor on or about May 21, 2014, which will be the fifth business day following the date of pricing of the Series A Preferred Units (such settlement being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series A Preferred Units will be required, by virtue of the fact that the Series A Preferred Units initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

Indemnification

We and certain of our affiliates have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of these liabilities.

LEGAL MATTERS

The validity of the Series A Preferred Units offered by this prospectus supplement will be passed on by Vinson & Elkins L.L.P. Certain legal matters in connection with the Series A Preferred Units offered hereby will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

Members of Vinson & Elkins L.L.P. involved in this offering beneficially own approximately 4,000 common units representing limited partner interests in us.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of BreitBurn Energy Partners L.P. for the year ended December 31, 2013 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion from management’s assessment of internal control over financial reporting as of December 31, 2013 of the oil and natural gas properties acquired in the Oklahoma Panhandle and Permian Basin acquisitions) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The statements of revenues and direct operating expenses of certain oil and gas properties of CrownRock L.P. and Lynden USA Inc., for the year ended December 31, 2012, incorporated in this prospectus by reference from BreitBurn Energy Partners L.P.’s Current Report on Form 8-K/A dated February 27, 2014, have been audited by Johnson Miller & Co., CPA’s PC, independent auditors, as stated in their report incorporated herein by reference, and are incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The statements of revenues and direct operating expenses of certain oil and gas producing properties and the related gathering and processing assets located in the Postle and Northeast Hardesty fields in Texas County, Oklahoma of Whiting Oil and Gas Corporation, a wholly owned subsidiary of Whiting Petroleum Corporation, for each of the three years in the period ended December 31, 2012, incorporated in this prospectus supplement by reference from BreitBurn Energy Partners L.P.’s Current Report on Form 8-K/A dated August 29, 2013, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated herein by reference (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph referring to the purpose of the statements), and are incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended June 30, 2013 and 2012, which is incorporated herein by reference, Deloitte & Touche LLP, independent auditors, have applied limited procedures in accordance with auditing standards generally accepted in the United States of America for a review of such information. However, as stated in their report included in BreitBurn Energy Partners L.P.’s Current Report on Form 8-K/A dated August 29, 2013 and incorporated by reference herein (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph referring to the purpose of the statements), they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.

The information included or incorporated by reference in this prospectus, including the information included or incorporated by reference in the Annual Report on Form 10-K of BreitBurn Energy Partners L.P. for the year ended December 31, 2013, concerning estimates of our oil and gas reserves was prepared by Cawley, Gillespie & Associates, Inc., Netherland, Sewell & Associates, Inc. and Schlumberger Technology Corporation, independent engineering firms, and has been included herein upon the authority of each such firm as experts.

PROSPECTUS

BREITBURN ENERGY PARTNERS L.P.

Common Units

BREITBURN ENERGY PARTNERS L.P.

BREITBURN FINANCE CORPORATION

BREITBURN GP, LLC

BREITBURN MANAGEMENT COMPANY, LLC

BREITBURN OPERATING L.P.

BREITBURN OPERATING GP, LLC

ALAMITOS COMPANY

BREITBURN FLORIDA LLC

BREITBURN FULTON LLC

GTG PIPELINE LLC

MERCURY MICHIGAN COMPANY, LLC

PHOENIX PRODUCTION COMPANY

PREVENTIVE MAINTENANCE SERVICES LLC

TERRA ENERGY COMPANY LLC

TERRA PIPELINE COMPANY LLC

BEAVER CREEK PIPELINE, L.L.C.

Debt Securities

Guarantees of Debt Securities

We may offer, from time to time, in one or more series, the following securities under this prospectus:

•	Common Units representing limited partner interests in BreitBurn Energy Partners L.P.; and

•	Debt Securities, which may be senior debt securities or subordinated debt securities.

BreitBurn Finance Corporation, and certain subsidiaries of BreitBurn Energy Partners L.P. identified above, may act as co-issuer of the Debt Securities. If a series of Debt Securities is guaranteed, such series will be fully and unconditionally guaranteed by substantially all of the domestic wholly owned subsidiaries of BreitBurn Energy Partners L.P.

We may offer and sell these securities to or through one or more underwriters, dealers, and agents on a continuous or delayed basis. This prospectus describes the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities.

You should carefully read this prospectus and any prospectus supplement before you invest. You should also read the documents we refer to in the “Where You Can Find More Information” section of this prospectus for information on us and our financial statements.

Investing in our securities involves risks. Limited partnerships are inherently different from corporations. You should carefully consider each of the risk factors described under “Risk Factors” beginning on page 6 of this prospectus and in the applicable prospectus supplement and in the documents incorporated herein and therein before you make an investment in our securities.

Our common units are traded on the Nasdaq Global Select Market under the symbol “BBEP.” We will provide information in the prospectus supplement for the trading market, if any, for any debt securities we may offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 18, 2012.

You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. We have not authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell, nor a solicitation of an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we and BreitBurn Finance Corporation have filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings. Each time we offer securities, we will provide you with this prospectus and a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering, including, in the case of debt securities, the specific terms of the securities.

The prospectus supplement may include additional risk factors or other special considerations applicable to those securities and may also add, update or change information in this prospectus. Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Please read “Where You Can Find More Information.” You are urged to read this prospectus and any prospectus supplements relating to the securities offered to you, together with the additional information described under the heading “Where You Can Find More Information,” carefully before investing in our common units or debt securities. To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

The following information should help you understand some of the conventions used in this prospectus:

•	The “Partnership,” “we,” “our,” “us” or like terms mean BreitBurn Energy Partners L.P. and its subsidiaries.

•	References to “BreitBurn GP,” “the general partner” or “our general partner” refer to BreitBurn GP, LLC, the general partner of the Partnership and our wholly owned subsidiary.

•	References to “BreitBurn Management” refer to BreitBurn Management Company, LLC, our wholly owned subsidiary.

•	References to “BreitBurn Operating” refer to BreitBurn Operating L.P., our wholly owned subsidiary.

ABOUT BREITBURN ENERGY PARTNERS L.P.

We are an independent oil and gas partnership focused on the acquisition, exploitation and development of oil and gas properties in the United States.

Our principal executive offices are located at 515 South Flower Street, Suite 4800, Los Angeles, California 90071, and our phone number is (213) 225-5900. Our website is located at http://www.breitburn.com. We make our periodic reports and other information filed with or furnished to the SEC available free of charge through our website as soon as reasonably practicable. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless specifically so designated and filed with the SEC.

For additional information as to our business, properties and financial condition, please refer to the documents cited in “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports and other information with the SEC. You may read and copy any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding us. The SEC’s web site is at http://www.sec.gov.

We also make available free of charge on our internet website at http://www.breitburn.com all of the documents that we file with or furnish to the SEC as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website as part of this prospectus unless specifically so designated and filed with the SEC.

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus, and the information we file later with the SEC will automatically supersede this information. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus.

We incorporate by reference in this prospectus the documents listed below that we have previously filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2011 filed on February 29, 2012;

•	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2012 filed on May 8, 2012;

•

Our Current Reports on Form 8-K filed on October 7, 2011, January 10, 2012, January 13, 2012, February 2, 2012, February 8, 2012, February 28, 2012, April 27, 2012, May 7, 2012, May 9, 2012 and May 11, 2012 and our Current Reports on Form 8-K/A filed on November 29, 2011 and March 27, 2012 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K); and

•

The description of our common units contained in our Registration Statement on Form 8-A filed on September 29, 2006, and including any other amendments or reports filed for the purpose of updating such description.

In addition, we incorporate by reference in this prospectus any future filings made by BreitBurn Energy Partners L.P. with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K), after the date on which the registration statement that includes this prospectus was initially filed with the SEC and until all offerings under this shelf registration statement are terminated.

You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

BreitBurn Energy Partners L.P.

515 South Flower Street, Suite 4800

Los Angeles, California 90071

Attention: Gregory C. Brown, Esq.

Executive Vice President and General Counsel

Tel: (213) 225-5900

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this prospectus that are not historical facts are forward-looking statements. These statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “forecasts,” “could,” “will,” “recommends” and words of similar meaning. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Examples of these types of statements include those regarding:

•	estimates of oil and gas reserves recoverable in future years and related future net cash flows;

•	our outlook on oil and natural gas prices;

•	our outlook on the current financial markets and our ability to access the capital markets to fund capital and other expenditures;

•	the amount, nature and timing of capital expenditures and the availability of capital resources to fund capital expenditures;

•	our assessment of our counterparty risks and the ability of our counterparties to perform their future obligations;

•	the impact of political and regulatory inquiry;

•	assessments of hydrocarbon formations and potential resources;

•	exploitation, exploration, development and other plans for future operations, including the scope and cost of drilling and other operations;

•	production rates, timing and costs and sales volumes and prices;

•	revenues, earnings, cash flows, liabilities, capital expenditures, interest rates and other financial measures;

•	access to capital and anticipated liquidity;

•	the amount and timing of environmental and other contingent liabilities;

•	future or recommended cash distributions to unitholders; and

•	other statements regarding future events, conditions or outcomes.

Although these statements are based upon our current expectations and beliefs, they are subject to known and unknown risks and uncertainties that could cause actual results and outcomes to differ materially from those described in, or implied by, the forward-looking statements. In that event, our business, financial condition, results of operations or liquidity could be materially adversely affected, and investors in our securities could lose part or all of their investment. These risks and uncertainties include, among other things, the following:

•

inaccuracies in the estimated timing and amount of future production of oil and natural gas due to numerous factors, including permit delays or restrictions, weather, equipment failures, delays or lack of availability, unexpected subsurface or geologic conditions, lack of capital, increases in the costs of rented or contracted equipment, increases in labor costs, volumes of oil or gas greater or less than anticipated and changes in applicable regulations and laws;

•	unexpected problems with wells or other equipment, particularly in our Florida properties where production is concentrated in relatively few wells;

•

unexpected changes in operating costs and other expenses, including utilities, labor, transportation, well and oil field services, taxes, permit fees, regulatory compliance and other costs of operation;

•	decreases in oil and natural gas prices, including price discounts and basis differentials;

•	difficulties in accurately estimating the discovery, volumes, development potential and replacement of oil and natural gas reserves;

•	the impact of the current weak economic conditions on our business operations, financial condition and ability to raise capital;

•	variances in cash flow, liquidity and financial position;

•	a significant reduction in our borrowing base under our bank credit facility;

•	availability of funds from the capital markets and under our bank credit facility;

•	our level of indebtedness;

•	the ability of financial counterparties to perform or fulfill their obligations under existing agreements;

•	a write-down of our asset carrying values and oil and gas property impairment;

•	the discovery of previously unknown environmental issues;

•	changes in our business and financial strategy;

•	inaccuracies in estimating the amount, nature and timing of capital expenditures, including future development costs;

•	the inability to predict the availability and terms of capital;

•

issues with marketing of oil and natural gas, including lack of access to markets, changes in pipeline and transportation tariffs and costs, increases in minimum sales quality standards for oil or natural gas, changes in the supply-demand status of oil or gas in a given market area and the introduction of increased quantities of oil or natural gas into a given area due to new discoveries or new delivery systems;

•	the impact of weather limiting or damaging operations and the occurrence of natural disasters such as fires, floods, hurricanes, earthquakes and other catastrophic events and natural disasters;

•	the competitiveness of alternate energy sources or product substitutes;

•	technological developments;

•	changes in governmental regulation or taxation of the oil and natural gas industry, including changes potentially leading to increased costs and limited development opportunities;

•	changes in governmental regulation of derivatives;

•	developments in oil-producing and natural gas-producing countries potentially having significant effects on the price of oil and gas;

•	the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies;

•	the inability to execute strategic plans, expectations and objectives for future operations;

•	the inability to realize the expected financial or strategic goals of acquisitions; and

•	other factors described under the heading “Risk Factors” in this prospectus.

If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” included elsewhere in this prospectus, in our most recent Annual

Report on Form 10-K, including any amendments thereto, and, to the extent applicable, in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended. The risk factors and other factors included in this prospectus could cause our actual results to differ materially from those contained in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this prospectus and attributable to us are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

We undertake no obligation to publicly update the forward-looking statements in this prospectus to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.

RISK FACTORS

The nature of our business activities subjects us to certain hazards and risks. Additionally, limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in similar businesses. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus or any prospectus supplement, including those included in our most recent Annual Report on Form 10-K and, if applicable, in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, in evaluating an investment in our securities. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our common units or debt securities could decline and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement. Also, please read “Cautionary Statement Regarding Forward-Looking Statements.”

USE OF PROCEEDS

Unless otherwise indicated to the contrary in an accompanying prospectus supplement, we will use the net proceeds from the sale of the securities covered by this prospectus for general partnership purposes, which may include debt repayment, future acquisitions, capital expenditures and additions to working capital.

Any specific allocation of the net proceeds of an offering of securities to a purpose will be determined at the time of the offering and will be described in a prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated historical basis. For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings (loss) from continuing operations before income taxes, plus fixed charges. Fixed charges consist of net interest expense (inclusive of write-off of deferred financing costs, interest expense related to make whole premium charge, less gain from termination of interest rate swap agreements) on all indebtedness, the amortization of deferred financing costs and interest associated with operating leases.

	BreitBurn Energy Partners L.P.
	Year Ended December 31,							Three Months Ended March 31, 2012
	2007		2008	2009		2010	2011
Ratio of earnings to fixed charges	—	(a)	11.51x	—	(b)	0.94x	2.57x	—	(c)

(a)	Earnings were inadequate to cover fixed charges by $68.0 million for the year ended December 31, 2007.
(b)	Earnings were inadequate to cover fixed charges by $181.8 million for the year ended December 31, 2009.
(c)	Earnings were inadequate to cover fixed charges by $64.6 million for the three months ended March 31, 2012.

DESCRIPTION OF THE COMMON UNITS

The Common Units

Our common units represent limited partner interests in BreitBurn Energy Partners L.P. The holders of common units are entitled to participate in partnership distributions and exercise the rights or privileges available to common unitholders under our partnership agreement. For a description of the rights and privileges of common unitholders under our partnership agreement, including voting rights, please read “The Partnership Agreement.”

Our common units trade on the Nasdaq Global Select Market under the symbol “BBEP.”

Restrictions on Ownership of Common Units

In order to comply with certain U.S. laws relating to the ownership of interests in oil and gas leases on federal lands, we have adopted requirements regarding our owners. Our partnership agreement requires that a transferee of common units properly complete and deliver to us a transfer application containing a certification as to a number of matters, including the status of the transferee, or all its owners, as being an Eligible Holder (as defined below under “— Transfer of Common Units”). If a transferee or a common unitholder, as the case may be, is not an Eligible Holder, the transferee or common unitholder may not have any right to receive any distributions or allocations of income or loss on its common units or to vote its common units on any matter and we have the right to redeem such common units at a price which is equal to the then-current market price of such common units. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Please read “— Transfer of Common Units” below and “The Partnership Agreement — Non-Eligible Holders; Redemption.”

Transfer Agent and Registrar

American Stock Transfer and Trust Company is the registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following that must be paid by common unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes, and other governmental charges;

•	special charges for services requested by a common unitholder; and

•	other similar fees or charges.

There is no charge to common unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents, and each of their stockholders, directors, officers, and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer is recorded in our books and records. Each transferee:

•	represents that the transferee has the capacity, power, and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement;

•	gives the consents and approvals contained in our partnership agreement; and

•	certifies that the transferee is an Eligible Holder.

As used in this prospectus, an Eligible Holder means a person or entity qualified to hold an interest in oil and gas leases on federal lands. As of the date hereof, an Eligible Holder means: (1) a citizen of the United States; (2) a corporation organized under the laws of the United States or of any state thereof; or (3) an association of United States citizens, such as a partnership or limited liability company, organized under the laws of the United States or of any state thereof, but only if such association does not have any direct or indirect foreign ownership, other than foreign ownership of stock in a parent corporation organized under the laws of the United States or of any state thereof. For the avoidance of doubt, onshore mineral leases or any direct or indirect interest therein may be acquired and held by aliens only through stock ownership, holding, or control in a corporation organized under the laws of the United States or of any state thereof and only for so long as the alien is not from a country that the United States federal government regards as denying similar privileges to citizens or corporations of the United States.

A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holders’ rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to seek to become a substituted limited partner in our partnership for the transferred common units subject to the conditions of, and in the manner provided under, our partnership agreement.

Until a common unit has been transferred and recorded on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities will be:

•	our direct general obligations;

•	either senior debt securities or subordinated debt securities; and

•	issued under separate indentures among BreitBurn Energy Partners L.P., BreitBurn Finance Corporation, if it is a co-issuer of the debt securities, any subsidiary guarantors, and a trustee.

BreitBurn Energy Partners L.P. may issue debt securities in one or more series, and BreitBurn Finance Corporation may be a co-issuer of one or more series of debt securities. BreitBurn Finance Corporation was incorporated under the laws of the State of Delaware on June 1, 2009, is wholly owned by BreitBurn Energy Partners L.P., and has no material assets or any liabilities other than as a co-issuer of debt securities. Its activities are limited to co-issuing debt securities and engaging in other activities incidental thereto. When used in this section “Description of Debt Securities,” the terms “we,” “us,” “our,” and “issuers” refer jointly to BreitBurn Energy Partners L.P. and BreitBurn Finance Corporation, and the terms “BreitBurn Energy Partners L.P.” and “BreitBurn Finance” refer strictly to BreitBurn Energy Partners L.P. and BreitBurn Finance Corporation, respectively.

If we offer senior debt securities, we will issue them under a senior indenture. If we issue subordinated debt securities, we will issue them under a subordinated indenture. A form of each indenture is filed as an exhibit to the registration statement of which this prospectus is a part. We have not restated either indenture in its entirety in this description. You should read the relevant indenture because it, and not this description, controls the rights of holders of the debt securities. Capitalized terms used in the summary have the meanings specified in the indentures.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

A prospectus supplement and a supplemental indenture or authorizing resolutions relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	whether BreitBurn Finance will be a co-issuer of the debt securities;

•	the guarantors of the debt securities, if any;

•	whether the debt securities are senior or subordinated debt securities;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	the denominations in which the debt securities are issuable, if other than $1,000 and any integral multiple thereof;

•

whether we will issue the debt securities in individual certificates to each holder in registered form, or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	the prices at which we will issue the debt securities;

•	the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;

•	the currency or currency unit in which the debt securities will be payable, if not U.S. dollars;

•	the date or dates on which the principal of or premium, if any, on the debt securities will be payable;

•	the interest rate, if any, that the debt securities will bear and the interest payment dates for the debt securities;

•	any conversion or exchange provisions;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to redeem or otherwise repurchase the debt securities;

•	any changes to or additional events of default or covenants; and

•	any other terms of the debt securities.

We may offer and sell debt securities, including original issue discount debt securities, at a substantial discount below their principal amount. The prospectus supplement will describe special U.S. federal income tax and any other considerations applicable to those securities. In addition, the prospectus supplement may describe certain special U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency other than U.S. dollars.

Guarantees

If specified in the prospectus supplement respecting a series of debt securities, the subsidiaries of BreitBurn Energy Partners L.P. specified in the prospectus supplement will unconditionally guarantee to each holder and the trustee, on a joint and several basis, the full and prompt payment of principal of, premium, if any, and interest on the debt securities of that series when and as the same become due and payable, whether at stated maturity, upon redemption or repurchase, by declaration of acceleration or otherwise. If a series of debt securities is guaranteed, such series will be guaranteed by substantially all of the domestic wholly owned subsidiaries of BreitBurn Energy Partners L.P. The prospectus supplement will describe any limitation on the maximum amount of any particular guarantee and the conditions under which guarantees may be released.

The guarantees will be general obligations of the guarantors. Guarantees of subordinated debt securities will be subordinated to the Senior Indebtedness of the guarantors on the same basis as the subordinated debt securities are subordinated to the Senior Indebtedness of BreitBurn Energy Partners L.P.

Consolidation, Merger or Asset Sale

Each indenture will, in general, allow each issuer to consolidate or merge with or into another domestic entity. It will also allow each issuer to sell, lease, transfer or otherwise dispose of all or substantially all of its assets to another domestic entity. If this happens, the remaining or acquiring entity must assume all of the issuer’s responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of the issuer’s covenants in the indenture.

However, each indenture will impose certain requirements with respect to any consolidation or merger with or into an entity, or any sale, lease, transfer, or other disposition of all or substantially all of an issuer’s assets, including:

•	the remaining or acquiring entity must be organized under the laws of the United States, any state or the District of Columbia;

•	the remaining or acquiring entity must assume the issuer’s obligations under the indenture;

•	immediately after giving effect to the transaction, no Default or Event of Default (as defined under “— Events of Default and Remedies”) may exist; and

•

if the series of debt securities are guaranteed and if the issuer is not the remaining or acquiring entity, then each subsidiary guarantor, unless it is the remaining or acquiring entity, must confirm that its guarantee will continue to apply to the obligations under the debt securities and the indenture.

The remaining or acquiring entity will be substituted for the issuer in the indenture with the same effect as if it had been an original party to the indenture, and, except in the case of a lease, the issuer will be relieved from any further obligations under the indenture.

No Protection in the Event of a Change of Control

Unless otherwise set forth in the prospectus supplement, the debt securities will not contain any provisions that protect the holders of the debt securities in the event of a change of control of BreitBurn Energy Partners L.P. or our general partner or in the event of a highly leveraged transaction, whether or not such transaction results in a change of control of BreitBurn Energy Partners L.P. or our general partner.

Modification of Indentures

We may supplement or amend an indenture if the holders of a majority in aggregate principal amount of the outstanding debt securities of all series issued under the indenture affected by the supplement or amendment consent to it. Further, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive past defaults under the indenture and compliance by us with our covenants with respect to the debt securities of that series only. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be supplemented or amended without the consent of each holder affected. Without the consent of each outstanding debt security affected, no modification of the indenture or waiver may:

•	reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment, supplement, or waiver;

•	reduce the principal of or extend the fixed maturity of any debt security;

•	reduce the premium payable upon redemption or change the time of redemption of the debt securities;

•	reduce the rate of or extend the time for payment of interest on any debt security;

•

waive a Default or an Event of Default in the payment of principal of or premium, if any, or interest on the debt securities or a Default or an Event of Default in respect of a provision that cannot be amended without the consent of each affected holder;

•	except as otherwise permitted under the indenture, release any security that may have been granted with respect to the debt securities;

•	make any debt security payable in currency other than that stated in the debt security;

•

impair the right of any holder to receive payment of premium, if any, principal of and interest on such holder’s debt securities on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s debt securities;

•	in the case of any subordinated debt security, make any change in the subordination provisions that adversely affects the rights of any holder under those provisions;

•	make any change in the provisions of the indenture relating to waivers of past Defaults or Events of Default;

•	except as otherwise permitted in the indenture, release any guarantor from its obligations under its guarantee or the indenture or modify any guarantee in any manner adverse to the holders; or

•	make any change in the preceding amendment, supplement, and waiver provisions (except to increase any percentage set forth therein).

We may supplement or amend an indenture without the consent of any holders of the debt securities in certain circumstances, including:

•

to provide for the assumption of an issuer’s or guarantor’s obligations to holders of debt securities in the case of a merger or consolidation or disposition of all or substantially all of such issuer’s or guarantor’s assets;

•	to add any additional covenants and related Events of Default;

•	to cure any ambiguity, defect, or inconsistency;

•	to secure the debt securities and/or the guarantees;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	in the case of any subordinated debt security, to make any change in the subordination provisions that limits or terminates the benefits applicable to any holder of our Senior Indebtedness;

•	to make any changes that do not adversely affect the rights under the indenture of any holder of debt securities;

•	to add or release guarantors pursuant to the terms of the indenture;

•	to evidence or provide for the acceptance of appointment under the indenture of a successor trustee; or

•	to establish the form of terms of any series of debt securities.

Events of Default and Remedies

“Event of Default,” when used in an indenture, will mean any one or more of the following with respect to the debt securities of any series:

•

failure to pay when due the principal of or premium, if any, on any debt security of that series, whether or not, in the case of subordinated debt securities, the subordination provisions of the indenture prohibit such payment;

•

failure to pay, within 30 days of the due date, interest on any debt security of that series, whether or not, in the case of subordinated debt securities, the subordination provisions of the indenture prohibit such payment;

•

failure to pay when due any sinking fund payment with respect to any debt securities of that series, whether or not, in the case of subordinated debt securities, the subordination provisions of the indenture prohibit such payment;

•	failure on the part of the issuers to comply with the covenant described under “— Consolidation, Merger or Asset Sale;”

•

failure to perform any other covenant in the indenture that continues for 60 days (or 180 days in the case of a default in the covenant to file our SEC reports, or comparable information, with the trustee) after written notice is given to the issuers;

•	certain events of bankruptcy, insolvency, or reorganization; or

•	any other Event of Default provided under the terms of the debt securities of that series.

An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, premium, if any, or interest) if it considers such withholding of notice to be in the interests of the holders.

If an Event of Default described in the sixth bullet point above occurs, the entire principal of, premium, if any, and accrued interest on, all debt securities then outstanding will be due and payable immediately, without any declaration or other act on the part of the trustee or any holders. If any other Event of Default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of, and accrued interest on, all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority in aggregate principal amount of the debt securities of that series can rescind the declaration.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under either indenture at the request, order, or direction of any holders, unless the holders offer the trustee reasonable security or indemnity. If they provide this reasonable security or indemnification, the holders of a majority in aggregate principal amount of any series of debt securities may direct the time, method, and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee, for that series of debt securities.

No Limit on Amount of Debt Securities

Neither indenture will limit the amount of debt securities that we may issue, unless we indicate otherwise in a prospectus supplement. Each indenture will allow us to issue debt securities of any series up to the aggregate principal amount that we authorize.

Registration of Notes

We will issue debt securities of a series only in registered form, without coupons, unless otherwise indicated in the prospectus supplement.

Minimum Denominations

Unless the prospectus supplement states otherwise, the debt securities will be issued only in principal amounts of $1,000 each or integral multiples of $1,000.

No Personal Liability

None of the past, present, or future partners, incorporators, managers, members, directors, officers, employees, unitholders, or stockholders of either issuer, or any guarantor will have any liability for the obligations of the issuers or any guarantors under either indenture, the debt securities, or any guarantee or for any claim based on such obligations or their creation. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities. The waiver may not be effective under federal securities laws, however, and it is the view of the SEC that such a waiver is against public policy.

Payment and Transfer

The trustee will initially act as paying agent and registrar under each indenture. The issuers may change the paying agent or registrar without prior notice to the holders of debt securities, and the issuers or any of their subsidiaries may act as paying agent or registrar.

If a holder of debt securities has given wire transfer instructions to the issuers, the issuers will make all payments on the debt securities in accordance with those instructions. All other payments on the debt securities will be made at the corporate trust office of the trustee, unless the issuers elect to make interest payments by check mailed to the holders at their addresses set forth in the debt security register.

The trustee and any paying agent will repay to us upon request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment as general creditors.

Exchange, Registration, and Transfer

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount, and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for exchange or registration of transfer at the office of the registrar. The registrar will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that transaction.

We will not be required to:

•	issue, register the transfer of, or exchange debt securities of a series during a period of 15 days prior to the mailing of notice of redemption of that series; or

•	register the transfer of or exchange any debt security called for redemption, except the unredeemed portion of any debt security we are redeeming in part.

Provisions Relating only to the Senior Debt Securities

The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral for that debt. We will disclose the amount of our secured debt in the prospectus supplement.

Provisions Relating only to the Subordinated Debt Securities

Subordinated Debt Securities Subordinated to Senior Indebtedness

The subordinated debt securities will rank junior in right of payment to all of our Senior Indebtedness. “Senior Indebtedness” and “Designated Senior Indebtedness” will be defined in a supplemental indenture or authorizing resolutions respecting any issuance of a series of subordinated debt securities, and the definitions will be set forth in the prospectus supplement. If the subordinated debt securities are guaranteed by any of the subsidiaries of BreitBurn Energy Partners L.P., then the guarantees will be subordinated on like terms.

Payment Blockages

The subordinated indenture will provide that no payment of principal, interest, and any premium on the subordinated debt securities (or any related guarantee) may be made in the event:

•	we or our property (or any guarantor or its property) is involved in any liquidation, bankruptcy, or similar proceeding;

•

we (or any guarantor) fails to pay the principal, interest, any premium, or any other amounts on any of our (or its) Senior Indebtedness within any applicable grace period or the maturity of such Senior Indebtedness is accelerated following any other default, subject to certain limited exceptions set forth in the subordinated indenture; or

•

any other default on any of our (or any guarantor’s) Designated Senior Indebtedness occurs that permits immediate acceleration of its maturity, in which case a payment blockage on the subordinated debt securities will be imposed for a maximum of 179 days at any one time.

No Limitation on Amount of Senior Debt

The subordinated indenture will not limit the amount of Senior Indebtedness that we or any guarantor may incur, unless otherwise indicated in the prospectus supplement.

Book Entry, Delivery and Form

The debt securities of a particular series may be issued in whole or in part in the form of one or more global certificates that will be deposited with the trustee as custodian for The Depository Trust Company, New York, New York (“DTC”). This means that we will not issue certificates to each holder, except in the limited circumstances described below. Instead, one or more global debt securities will be issued to DTC, who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. The participant will then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificated debt security, a global debt security may not be transferred, except that DTC, its nominees, and their successors may transfer a global debt security as a whole to one another.

Beneficial interests in global debt securities will be shown on, and transfers of global debt securities will be made only through, records maintained by DTC and its participants.

DTC has provided us the following information: DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has Standard & Poor’s Ratings Services’ highest rating: AAA. The DTC rules applicable to its Direct Participants are on file with the SEC.

We will wire all payments on the global debt securities to DTC’s nominee. We, any guarantor, and the trustee will treat DTC’s nominee as the owner of the global debt securities for all purposes. Accordingly, we, any guarantor, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global debt securities to owners of beneficial interests in the global debt securities.

We understand that it is DTC’s current practice, upon receipt of any payment on the global debt securities, to credit Direct Participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global debt securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by Direct and Indirect Participants to owners of beneficial interests in the global debt securities, and voting by Direct and Indirect Participants, will be governed by the customary practices between such Participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name.” However, payments will be the responsibility of the Direct and Indirect Participants and not of DTC, the trustee, us, or any guarantor.

Debt securities represented by a global debt security will be exchangeable for certificated debt securities with the same terms in authorized denominations only if:

•

DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be eligible or in good standing under applicable law and in either event a successor depositary is not appointed by us within 90 days; or

•	an Event of Default occurs and DTC notifies the trustee of its decision to exchange the global debt security for certificated debt securities.

Satisfaction and Discharge; Defeasance

Each indenture will be discharged and will cease to be of further effect as to all outstanding debt securities of any series issued thereunder, when:

(a) either:

(1) all outstanding debt securities of that series that have been authenticated (except lost, stolen, or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the trustee for cancellation; or

(2) all outstanding debt securities of that series that have not been delivered to the trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee and in any case we have irrevocably deposited or caused to be irrevocably deposited with the trustee as trust funds in trust cash sufficient to pay and discharge the entire indebtedness of such debt securities not delivered to the trustee for cancellation, for principal, premium, if any, and accrued interest to the date of such deposit (in the case of debt securities that have been due and payable) or the stated maturity or redemption date;

(b) we have paid or caused to be paid all other sums payable by us under the indenture with respect to that series; and

(c) we have delivered an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

The debt securities of a particular series will be subject to legal or covenant defeasance to the extent, and upon the terms and conditions, set forth in the prospectus supplement.

Governing Law

Each indenture and all of the debt securities will be governed by the laws of the State of New York.

The Trustee

We will enter into the indentures with a trustee that is qualified to act under the Trust Indenture Act and with any other trustees chosen by us and appointed in a supplemental indenture for a particular series of debt securities. We may maintain a banking relationship in the ordinary course of business with our trustee and one or more of its affiliates.

Resignation or Removal of Trustee

If the trustee has or acquires a conflicting interest within the meaning of the Trust Indenture Act, the trustee must either eliminate its conflicting interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the applicable indenture. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with the terms and conditions of such indenture.

The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series.

Limitations on Trustee if It Is Our Creditor

Each indenture will contain certain limitations on the right of the trustee, in the event that it becomes a creditor of an issuer or a guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

Certificates and Opinions to Be Furnished to Trustee

Each indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every application by us for action by the trustee must be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of the First Amended and Restated Agreement of Limited Partnership of BreitBurn Energy Partners L.P., as amended, which is referred to in this prospectus as our partnership agreement. Our partnership agreement is available as described under “Where You Can Find More Information.” We will provide prospective investors with a copy of this agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to rights of holders of units, please read “Description of the Common Units,” and

•	with regard to allocations of taxable income, taxable loss and other matters, please read “Material U.S. Federal Income Tax Considerations.”

Organization and Duration

We were formed on March 23, 2006 and have a perpetual existence.

Purpose

Under our partnership agreement, we are permitted to engage, directly or indirectly, in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner may not cause us to engage, directly or indirectly, in any business activity that our general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us to engage in activities other than the acquisition, exploitation, development and production of oil and gas reserves, our general partner has no current plans to do so and, to the fullest extent permitted by law, may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or our limited partners. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Power of Attorney

Each limited partner, and each person who acquires a unit from a unitholder, by accepting the unit, automatically grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, our partnership agreement. Please read “— Amendments to Our Partnership Agreement.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “— Limited Liability.”

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act (as defined in our partnership agreement) and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to vote in the election of directors to the board of directors of our general partner or to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then our limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us and reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no clear precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, unless otherwise provided in our partnership agreement, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If, by virtue of our partnership interest in our operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to vote in the election of directors to the board of directors of our general partner or to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then our limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

On June 17, 2008, our general partner entered into an amendment to our partnership agreement, pursuant to which our limited partners were given a right to nominate and vote in the election of the directors to the board of directors of our general partner. An annual meeting of our limited partners for the election of directors to the board of directors of our general partner will be held in June of each year or at such other date and time as may be fixed from time to time by our general partner. The board of directors of our general partner has adopted a resolution fixing (subject to certain contingencies) the date of the annual meeting of our limited partners for the election of directors of the board of directors of our general partner for 2012 as June 21, 2012. Please read “— Meetings; Voting.”

The following is a summary of the unitholder vote required for the matters specified below.

Election of directors of our general partner	Our limited partners will vote together as a single class for the election of directors to the board of directors of our general partner. The limited partners entitled to vote will elect, by a plurality of the votes cast at such meeting, persons to serve as directors of our general partner who are nominated in accordance with the provisions of our partnership agreement. Please read “— Nomination of Directors.”

Issuance of additional units	No approval right. Please read “— Issuance of Additional Securities.”

Amendment of our partnership agreement	Certain amendments may be made by our general partner without the approval of our unitholders. Other amendments generally require the approval of a majority of our outstanding units. Please read “—Amendments to Our Partnership Agreement.”

Merger of the Partnership or the sale of all or substantially all of our assets	A majority of our outstanding units in certain circumstances. Please read “— Merger, Sale, or Other Disposition of Assets.”

Dissolution of the Partnership at the election of our general partner	A majority of our outstanding units. Please read “— Termination or Dissolution.”

Continuation of our business upon dissolution in certain circumstances	A majority of our outstanding units. Please read “— Termination or Dissolution.”

Board of Directors

The number of directors constituting the whole board of directors of our general partner may not be less than five or more than nine as established from time to time by a resolution adopted by a majority of the directors. The board of directors has been divided into three classes, Class I, Class II and Class III. Each director will serve for a three-year term as provided in our partnership agreement.

Meetings; Voting

An annual meeting of the limited partners for the election of directors to the board of directors of our general partner will be held in June of each year or at such other date and time as may be fixed from time to time by our general partner. The board of directors of our general partner has adopted a resolution fixing (subject to certain contingencies) the date of the annual meeting of our limited partners for the election of directors of the board of directors of our general partner for 2012 as June 21, 2012. Notice of the annual meeting will be given not less than 10 days nor more than 60 days prior to the date of such meeting.

The limited partners will vote together as a single class for the election of directors. The limited partners entitled to vote will elect by a plurality of the votes cast at such meeting persons to serve as directors on the board of directors of our general partner who are nominated in accordance with the provisions of our partnership agreement. The exercise by a limited partner of the right to elect the directors and any other rights afforded to such limited partner under our partnership agreement will be in such limited partner’s capacity as a limited partner of the Partnership and are not intended to cause a limited partner to be deemed to be taking part in the management and control of the business and affairs of the Partnership.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “— Issuance of Additional Securities.” However, our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to change management without the support of the board of directors of our general partner. If at any time any person or group, other than (a) our general partner and its affiliates, (b) a direct or subsequently approved transferee of our general partner or its affiliates, or (c) a person or group that acquires units with the prior approval of the board of directors of our general partner, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes except such units may be considered to be outstanding for purposes of the voluntary withdrawal of our general partner, as contemplated in our partnership agreement.

In addition, solely with respect to the election of directors, our partnership agreement provides that (x) our general partner and the Partnership will not be entitled to vote their units, if any, and (y) if at any time any person or group beneficially owns 20% or more of the outstanding Partnership securities of any class then outstanding and otherwise entitled to vote, then all Partnership securities owned by such person or group in excess of 20% of the outstanding Partnership securities of the applicable class may not be voted, and in each case, the foregoing units will not be counted when calculating the required votes for such matter and will not be deemed to be outstanding for purposes of determining a quorum for such meeting. Such units will not be treated as a separate class of Partnership securities for purposes of our partnership agreement. Notwithstanding the foregoing, the board of directors of our general partner may, by action specifically referencing votes for the election of directors, determine that the limitation set forth in clause (y) above will not apply to a specific person or group.

Except as described above, unitholders on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Units that are owned by Non-Eligible Holders will be voted by our general partner and our general partner will distribute the votes on those units in the same ratios as the votes of limited partners on other units are cast.

Any action that is required or permitted to be taken by our unitholders may be taken either at a meeting of the unitholders or, if authorized by our general partner, without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Special meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting was called (including outstanding units deemed owned by the general partner), represented in person or by proxy, will constitute a quorum unless otherwise provided in our partnership agreement in connection with the election of directors to the board of directors of our general partner or unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Any notice, demand, request, report, or proxy material required or permitted to be given or made to record holders of units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Nomination of Directors

Nominations of persons for election to the board of directors of our general partner may be made at an annual meeting of the limited partners only (a) pursuant to our general partner’s notice of meeting (or any supplement thereto), (b) by or at the direction of the board of directors or any committee thereof, or (c) by any limited partner who (1) was a record holder at the time the notice provided for in our partnership agreement is delivered to our general partner, (2) is entitled to vote at the meeting, and (3) complies with the notice procedures set forth in our partnership agreement.

For any nominations brought before an annual meeting by a limited partner, the limited partner must give timely notice thereof in writing to our general partner. The notice must contain certain information as described in our partnership agreement. To be timely, a limited partner’s notice must be delivered to our general partner not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the limited partner must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Partnership or our general partner). The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a limited partner’s notice as described above.

In the event that the number of directors to be elected to the board of directors of our general partner is increased effective at the annual meeting and there is no public announcement by the Partnership or our general partner naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a limited partner’s notice will also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to our general partner not later than the close of business on the 10th day following the day on which such public announcement is first made by the Partnership or our general partner.

Nominations of persons for election to the board of directors also may be made at a special meeting of limited partners at which directors are to be elected in accordance with the provisions of our partnership agreement.

Only such persons who are nominated in accordance with the procedures set forth in our partnership agreement will be eligible to be elected at an annual or special meeting of limited partners to serve as directors. Notwithstanding the foregoing, unless otherwise required by law, if the limited partner (or a qualified representative of the limited partner) does not appear at the annual or special meeting of limited partners to present a nomination, such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by our general partner or the Partnership.

In addition to the provisions described above and in our partnership agreement, a limited partner must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder; provided, however, that any references in our partnership agreement to the Exchange Act or the rules promulgated thereunder are not intended to and do not limit any requirements applicable to nominations pursuant to our partnership agreement, and compliance with our partnership agreement is the exclusive means for a limited partner to make nominations.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by our general partner without the approval of our unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units, preferred units, or other equity securities. Holders of any additional common units, preferred units, or other equity securities we issue will be entitled to share equally with the then-existing holders of such common units, preferred units, or other equity securities in our cash distributions. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity securities that may effectively rank senior to our common units.

The holders of units will not have a preemptive right to acquire additional units or other partnership securities.

Amendments to Our Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, to the fullest extent permitted by law, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. To adopt a proposed amendment, other than the amendments discussed below under “— No Unitholder Approval,” our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by our general partner and a majority of our outstanding common units.

Prohibited Amendments

Generally, no amendment may be made that would:

(a)	have the effect of reducing the voting percentage of outstanding units required to take any action under the provisions of our partnership agreement without the approval of holders of outstanding units whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced;

(b)	enlarge the obligations of any limited partner without its consent; or

(c)	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable, or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld at its option.

The provision of our partnership agreement restricting the amendments having the effects described in clauses (a) to (c) above can be amended upon the approval of the holders of at least 90% of the outstanding units.

No Unitholder Approval

Our general partner generally may make amendments to our partnership agreement without the approval of any limited partner or assignee to reflect:

(a)	a change in the name of the partnership, the location of the partnership’s principal place of business, the partnership’s registered agent, or its registered office;

(b)	the admission, substitution, withdrawal, or removal of partners in accordance with our partnership agreement;

(c)	a change that our general partner determines to be necessary or advisable to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that the partnership and its subsidiaries will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

(d)

an amendment that is necessary, in the opinion of our counsel, to prevent the partnership or our general partner or its directors, officers, agents, or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

(e)	an amendment that our general partner determines to be necessary or appropriate in connection with the authorization of additional partnership securities or rights to acquire partnership securities;

(f)	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

(g)	an amendment effected, necessitated, or contemplated by a merger agreement or plan of conversion that has been approved under the terms of our partnership agreement;

(h)	any amendment that our general partner determines to be necessary or advisable in connection with the formation by the partnership of, or its investment in, any corporation, partnership, or other entity, as otherwise permitted by our partnership agreement;

(i)	a change in our fiscal year or taxable year and related changes;

(j)	certain mergers, conveyances or conversions set forth in our partnership agreement; and

(k)	any other amendments substantially similar to any of the matters described in (a) through (j) above or below.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner or assignee if our general partner determines, at its option, that those amendments:

•	do not adversely affect our limited partners (or any particular class of partnership interests as compared to other classes of partnership interests) in any material respect;

•

are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of our common units or to comply with any rule, regulation, guideline, or requirement of any securities exchange on which our common units are or will be listed for trading;

•	are necessary or advisable in connection with any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•

are required to effect the intent expressed in the registration statement for our initial public offering or of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for U.S. federal income tax purposes in connection with any of the amendments described under “— No Unitholder Approval.” No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners. In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any class of outstanding units in relation to other classes of units will require the approval of at least a majority of the class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

A merger or consolidation of us requires the prior consent of our general partner. However, to the fullest extent permitted by law, our general partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a majority of our outstanding common units, from causing us to, among other things, sell, exchange, or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation, or other combination, or approving on our behalf the sale, exchange, or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our assets and the assets of our subsidiaries without that approval. Our general partner may also sell all or substantially all of our assets and the assets of our subsidiaries under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to our partnership agreement, each of our units will be an identical unit of our partnership following the transaction, and the units to be issued in such merger do not exceed 20% of our outstanding units immediately prior to the transaction.

If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or the Delaware Act in the event of a conversion, merger, or consolidation, a sale of substantially all of our assets, or any other transaction or event.

Termination or Dissolution

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

(a)	the election of our general partner to dissolve us, if approved by the holders of a majority of our outstanding common units;

(b)	there being no limited partners, unless we are continued without dissolution in accordance with the Delaware Act;

(c)	the entry of a decree of judicial dissolution of our partnership; or

(d)	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor in accordance with our partnership agreement.

Upon a dissolution under clause (d) above, the holders of a majority of our outstanding units may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of a majority of our outstanding common units subject to receipt by us of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•

neither our partnership, our operating company, nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued without dissolution, the liquidator authorized to wind up our affairs will, acting with all the powers of our general partner that are necessary or appropriate, liquidate our assets. The proceeds of the liquidation will be applied as follows:

•	first, towards the payment of all of our creditors and the creation of a reserve for contingent liabilities; and

•	then, to all partners in accordance with the positive balance in the respective capital accounts.

Under some circumstances and subject to some limitations, the liquidator may defer liquidation or distribution of our assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause a loss to our partners, the liquidator may distribute assets in kind to our partners.

Special Provisions Regarding Affiliated Transactions

Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of our general partner will be permitted and deemed approved by all of our partners if:

•	on terms no less favorable to us than those generally provided to or available from unrelated third parties; or

•	“fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

Limited Call Right

If at any time our general partner and its affiliates hold more than 80% of the outstanding limited partner interests of any class, our general partner will have the right, but not the obligation, which it may assign in whole or in part to any of its affiliates or us, to purchase all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least ten but not more than 60 days’ notice. The purchase price in the event of this purchase is the greater of:

•

the highest price paid by either our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date our general partner first mails notice of its election to purchase the limited partner interests; and

•	the current market price of the limited partner interests of the class as of the date three days prior to the date that notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his units in the market. Please read “Material U.S. Federal Income Tax Considerations — Disposition of Units.”

Status as Limited Partner

By transfer of units in accordance with our partnership agreement, each transferee of units shall be admitted as a limited partner with respect to the transferred units when such transfer is reflected in our books and records. Except as described under “— Limited Liability,” the units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Eligible Holders; Redemption

To comply with certain U.S. laws relating to the ownership of interests in oil and gas leases on federal lands, transferees may be required to fill out a properly completed transfer application certifying, and our general partner, acting on our behalf, may at any time require each unitholder to re-certify that the unitholder is an Eligible Holder. As used herein, an Eligible Holder means a person or entity qualified to hold an interest in oil and gas leases on federal lands. As of the date hereof, Eligible Holder means: (1) a citizen of the United States; (2) a corporation organized under the laws of the United States or of any state thereof; or (3) an association of United States citizens, such as a partnership or limited liability company, organized under the laws of the United States or of any state thereof, but only if such association does not have any direct or indirect foreign ownership, other than foreign ownership of stock in a parent corporation organized under the laws of the United States or of any state thereof. For the avoidance of doubt, onshore mineral leases or any direct or indirect interest therein may be acquired and held by aliens only through stock ownership, holding, or control in a corporation organized under the laws of the United States or of any state thereof and only for so long as the alien is not from a country that the United States federal government regards as denying similar privileges to citizens or corporations of the United States. This certification can be changed in any manner our general partner determines is necessary or appropriate to implement its original purpose.

If a transferee or unitholder, as the case may be:

•	fails to furnish a transfer application containing the required certification;

•	fails to furnish a re-certification containing the required certification within 30 days after request; or

•	provides a false certification;

then, as the case may be, such transfer will, to the fullest extent permitted by law, be void or we will have the right to redeem the units held by such unitholder. Further, the units held by such unitholder may not be entitled to any allocations of income or loss, distributions, or voting rights.

The purchase price will be paid in cash or delivery of a promissory note, as determined by our general partner. Any such promissory note will bear interest at the rate of 10% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, or similar events:

(a)	our general partner;

(b)	any departing general partner;

(c)	any person who is or was an affiliate of our general partner or any departing general partner;

(d)	any person who is or was an officer, director, member, partner, fiduciary, or trustee of us or our subsidiaries or any entity described in (a), (b), or (c) above or any affiliate of us or our subsidiaries;

(e)	any person who is or was serving as an officer, director, member, partner, fiduciary, or trustee of another person at the request of the general partner or any departing general partner or any affiliate of our general partner or any departing general partner provided that a person will not be an indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary, or custodian services; and

(f)	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agreed, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation, and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his U.S. federal and state tax liability and filing his U.S. federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

A limited partner can, for a purpose reasonably related to the limited partner’s interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, obtain:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•

information as to the amount of cash and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, amendments to either of them, and powers of attorney pursuant to which the foregoing have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets and other information the disclosure of which our general partner believes in good faith is not in our best interest or which we are required by law or by agreements with third parties to keep confidential.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section is a summary of the material U.S. federal, state and local tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to BreitBurn Energy Partners L.P. and our operating subsidiaries.

The following discussion does not comment on all U.S. federal income tax matters affecting us or our unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens, or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts, employee benefit plans, real estate investment trusts, or mutual funds. Accordingly, we encourage each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the U.S. federal, state, local and non-U.S. tax consequences particular to him of the ownership or disposition of units.

No ruling has been or will be requested from the Internal Revenue Service (the “IRS”) regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the units and the prices at which units trade. In addition, the costs of any contest with the IRS, principally legal, accounting, and related fees, will result in a reduction in cash available for distribution to our unitholders and thus will be borne indirectly by our unitholders. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific U.S. federal income tax issues: (a) the treatment of a unitholder whose units are loaned to a short seller to cover a short sale of units (please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales”); (b) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Units — Allocations Between Transferors and Transferees”); (c) whether percentage depletion will be available to a unitholder or the extent of the percentage depletion deduction available to any unitholder (please read “— Tax Treatment of Operations — Oil and Natural Gas Taxation — Depletion Deductions”); (d) whether the deduction related to U.S. production activities will be available to a unitholder or the extent of any such deduction to any unitholder (please read “— Tax Treatment of Operations — Oil and Natural Gas Taxation — Deduction for U.S. Production Activities”); and (e) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of Unit Ownership — Section 754 Election”).

Partnership Status

A partnership is not a taxable entity and incurs no U.S. federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, transportation, and marketing of natural resources, including oil, gas, and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 2% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

No ruling has been or will be sought from the IRS, and the IRS has made no determination, as to our status or the status of our operating subsidiaries for U.S. federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. on such matters. It is the opinion of Vinson & Elkins L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings, and court decisions and the representations described below, we will be classified as a partnership for U.S. federal income tax purposes.

In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied are:

(a)	Except for Phoenix Production Company and Alamitos Company, neither we nor any of our other operating subsidiaries has elected or will elect to be treated as a corporation;

(b)	For each taxable year, more than 90% of our gross income has been and will be income that Vinson & Elkins L.L.P. has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code; and

(c)	Each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, gas, or products thereof that are held or to be held by us in activities that Vinson & Elkins L.L.P. has opined or will opine result in qualifying income.

We believe that these representations have been true in the past and expect that these representations will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then had distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital to the extent of the unitholder’s tax basis in his units, or taxable capital gain after the unitholder’s tax basis in his units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Vinson & Elkins L.L.P.’s opinion that we will be classified as a partnership for U.S. federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of BreitBurn Energy Partners L.P. will be treated as partners of BreitBurn Energy Partners L.P. for U.S. federal income tax purposes. Also:

(a)	assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

(b)	unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units will be treated as partners of BreitBurn Energy Partners L.P. for U.S. federal income tax purposes. As there is no direct or indirect controlling authority addressing assignees of units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Vinson & Elkins L.L.P.’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of units unless the units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those units.

A beneficial owner of units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for U.S. federal income tax purposes. Please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales.”

Income, gain, deductions, or losses would not appear to be reportable by a unitholder who is not a partner for U.S. federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for U.S. federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their tax consequences of holding units in BreitBurn Energy Partners L.P.

The references to “unitholders” in the discussion that follows are to persons who are treated as partners in BreitBurn Energy Partners L.P. for U.S. federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income. We do not pay any U.S. federal income tax. Instead, each unitholder will be required to report on his U.S. federal income tax return his share of our income, gains, losses, and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions. Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the units, taxable in accordance with the rules described under “— Disposition of Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “— Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including recapture of intangible drilling costs, depletion, and depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (a) the non-pro rata portion of that distribution over (b) the unitholder’s tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Units. A unitholder’s initial tax basis for his units will be the amount he paid for the units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by depletion deductions taken by him to the extent such deductions do not exceed his proportionate share of the adjusted tax basis of the underlying producing properties, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “— Disposition of Units — Recognition of Gain or Loss.”

Limitations on Deductibility of Losses. The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such unitholder’s tax basis in his units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (a) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (b) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities. Moreover, a unitholder’s at-risk amount will decrease by the amount of the unitholder’s depletion deductions and will increase to the extent of the amount by which the unitholder’s percentage depletion deductions with respect to our property exceed the unitholder’s share of the tax basis of that property.

The at-risk limitation applies on an activity-by-activity basis, and in the case of gas and oil properties, each property is treated as a separate activity. Thus, a taxpayer’s interest in each oil or gas property is generally required to be treated separately so that a loss from any one property would be limited to the at-risk amount for that property and not the at-risk amount for all the taxpayer’s gas and oil properties. It is uncertain how this rule is implemented in the case of multiple oil and gas properties owned by a single entity treated as a partnership for U.S. federal income tax purposes. However, for taxable years ending on or before the date on which further guidance is published, the IRS will permit aggregation of oil or gas properties we own in computing a unitholder’s at-risk limitation with respect to us. If a unitholder were required to compute his at-risk amount separately with respect to each oil or gas property we own, he might not be allowed to utilize his share of losses or deductions attributable to a particular property even though he has a positive at-risk amount with respect to his units as a whole.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitation generally provides that individuals, estates, trusts, and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitation is applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will be available to offset only our passive income generated in the future and will not be available to offset income from other passive activities or investments (including our investments or a unitholder’s investments in other publicly traded partnerships), or a unitholder’s salary or active business income. If we dispose of all or only a part of our interest in an oil or gas property, unitholders will be able to offset their suspended passive activity losses from our activities against the gain, if any, on the disposition. Any previously suspended losses in excess of the amount of gain recognized will remain suspended. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses attributable to him, but it may not be offset by any other current or carryover losses from such unitholder’s other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders for purposes of the investment interest deduction limitation. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections. If we are required or elect under applicable law to pay any U.S. federal, state, or local income tax on behalf of any unitholder or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. Subject to the terms of our partnership agreement, we are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder, in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction. In general, our items of income, gain, loss and deduction will be allocated among our unitholders in accordance with their percentage interests in us.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Internal Revenue Code to account for (a) any difference between the tax basis and fair market value of our assets at the time of an offering and (b) any difference between the tax basis and fair market value of any property contributed to us that exists at the time of such contribution, together, referred to in this discussion as the “Contributed Property.” The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing units from us in an offering will be essentially the same as if the tax bases of our assets were equal to their fair market value at the time of such offering. In the event we issue additional units or engage in certain other transactions in the future, we will make “reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, to our unitholders immediately prior to such issuance or other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss, or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “— Section 754 Election,” “— Disposition of Units — Allocations Between Transferors and Transferees,” and “— Uniformity of Units,” allocations under our partnership agreement will be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss, or deduction.

Treatment of Short Sales. A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss, or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder whose units are loaned to a short seller to cover a short sale of units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Units — Recognition of Gain or Loss.”

Alternative Minimum Tax. Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss, or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates. Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than 12 months) of individuals is 15%. However, absent new legislation extending the current rates, beginning January 1, 2013, the highest marginal U.S. federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively. Moreover, these rates are subject to change by new legislation at any time.

In addition, a 3.8% Medicare tax on certain investment income earned by individuals, estates, and trusts is scheduled to apply for taxable years beginning after December 31, 2012. For these purposes, investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election. We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. The Section 743(b) adjustment does not apply to a person who purchases units directly from us, and it belongs only to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (a) his share of our tax basis in our assets (“common basis”) and (b) his Section 743(b) adjustment to that basis.

Where the remedial allocation method is adopted (which we have and will adopt as to our properties), the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b)

adjustment that is attributable to recovery property subject to depreciation under Section 168 of the Internal Revenue Code whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized book-tax disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read “— Uniformity of Units.”

Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no direct or indirect controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized book-tax disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “— Uniformity of Units.” A unitholder’s tax basis for his units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the unitholder’s basis in his units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of Units — Recognition of Gain or Loss.” The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our

Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in his taxable income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read “— Disposition of Units — Allocations Between Transferors and Transferees.”

Oil and Natural Gas Taxation.

Depletion Deductions.

Subject to the limitations on deductibility of losses discussed above (please read “— Tax Consequences of Unit Ownership — Limitations on Deductibility of Losses”), unitholders will be entitled to deductions for the greater of either cost depletion or (if otherwise allowable) percentage depletion with respect to our oil and natural gas interests. Although the Internal Revenue Code requires each unitholder to compute his own depletion allowance and maintain records of his share of the adjusted tax basis of the underlying property for depletion and other purposes, we intend to furnish each of our unitholders with information relating to this computation for U.S. federal income tax purposes. Each unitholder, however, remains responsible for calculating his own depletion allowance and maintaining records of his share of the adjusted tax basis of the underlying property for depletion and other purposes.

Percentage depletion is generally available with respect to unitholders who qualify under the independent producer exemption contained in Section 613A(c) of the Internal Revenue Code. For this purpose, an independent producer is a person not directly or indirectly involved in the retail sale of oil, natural gas, or derivative products or the operation of a major refinery. Percentage depletion is calculated as an amount generally equal to 15% (and, in the case of marginal production, potentially a higher percentage) of the unitholder’s gross income from the depletable property for the taxable year. The percentage depletion deduction with respect to any property is limited to 100% of the taxable income of the unitholder from the property for each taxable year, computed without the depletion allowance and without the deduction under Internal Revenue Code Section 199. A unitholder that qualifies as an independent producer may deduct percentage depletion only to the extent the unitholder’s average daily production of domestic crude oil, or the natural gas equivalent, does not exceed 1,000 barrels. This depletable amount may be allocated between natural gas and oil production, with 6,000 cubic feet of domestic natural gas production regarded as equivalent to one barrel of crude oil. The 1,000-barrel limitation must be allocated among the independent producer and controlled or related persons and family members in proportion to the respective production by such persons during the period in question.

In addition to the foregoing limitations, the percentage depletion deduction otherwise available is limited to 65% of a unitholder’s total taxable income from all sources for the year, computed without the depletion allowance, net operating loss carrybacks, or capital loss carrybacks. Any percentage depletion deduction disallowed because of the 65% limitation may be deducted in the following taxable year if the percentage depletion deduction for such year plus the deduction carryover does not exceed 65% of the unitholder’s total taxable income for that year. The carryover period resulting from the 65% net income limitation is unlimited.

Unitholders that do not qualify under the independent producer exemption are generally restricted to depletion deductions based on cost depletion. Cost depletion deductions are calculated by (a) dividing the unitholder’s share of the adjusted tax basis in the underlying mineral property by the number of mineral units

(barrels of oil and thousand cubic feet, or Mcf, of natural gas) remaining as of the beginning of the taxable year and (b) multiplying the result by the number of mineral units sold within the taxable year. The total amount of deductions based on cost depletion cannot exceed the unitholder’s share of the total adjusted tax basis in the property.

All or a portion of any gain recognized by a unitholder as a result of either the disposition by us of some or all of our oil and natural gas interests or the disposition by the unitholder of some or all of his units may be taxed as ordinary income to the extent of recapture of depletion deductions, except for percentage depletion deductions in excess of the tax basis of the property. The amount of the recapture is generally limited to the amount of gain recognized on the disposition.

The foregoing discussion of depletion deductions does not purport to be a complete analysis of the complex legislation and Treasury Regulations relating to the availability and calculation of depletion deductions by the unitholders. Further, because depletion is required to be computed separately by each unitholder and not by our partnership, no assurance can be given, and counsel is unable to express any opinion, with respect to the availability or extent of percentage depletion deductions to the unitholders for any taxable year. Moreover, the availability of percentage depletion may be reduced or eliminated if recently proposed (or similar) tax legislation is enacted. For a discussion of such legislative proposals, please read “— Recent Legislative Developments.” We encourage each prospective unitholder to consult his tax advisor to determine whether percentage depletion would be available to him.

Deductions for Intangible Drilling and Development Costs.

We elect to currently deduct intangible drilling and development costs associated with wells located in the United States (“IDCs”). IDCs generally include our expenses for wages, fuel, repairs, hauling, supplies and other items that are incidental to, and necessary for, the drilling and preparation of wells for the production of oil or natural gas. The option to currently deduct IDCs applies only to those items that do not have a salvage value. The elections to currently deduct IDCs may be restricted or eliminated if recently proposed (or similar) tax legislation is enacted. For a discussion of such legislative proposals, please read “— Recent Legislative Developments.”

Although we elect to currently deduct IDCs, each unitholder will have the option of either currently deducting IDCs or capitalizing all or part of the IDCs and amortizing them on a straight-line basis over a 60-month period, beginning with the taxable month in which the expenditure is made. If a unitholder makes the election to amortize the IDCs over a 60-month period, no IDC preference amount in respect of those IDCs will result for alternative minimum tax purposes.

Integrated oil companies must capitalize 30% of all their IDCs (other than IDCs paid or incurred with respect to oil and gas wells located outside of the United States) and amortize these IDCs over 60 months beginning in the month in which those costs are paid or incurred. If the taxpayer ceases to be an integrated oil company, it must continue to amortize those costs as long as it continues to own the property to which the IDCs relate. An “integrated oil company” is a taxpayer that has economic interests in crude oil deposits and also carries on substantial retailing or refining operations. An oil or natural gas producer is deemed to be a substantial retailer or refiner if it is subject to the rules disqualifying retailers and refiners from taking percentage depletion. In order to qualify as an “independent producer” that is not subject to these IDC deduction limits, a unitholder, either directly or indirectly through certain related parties, may not be involved in the refining of more than 75,000 barrels of oil on average for any day during the taxable year or in the retail marketing of oil and natural gas products exceeding $5 million per year in the aggregate.

IDCs previously deducted that are allocable to property (directly or through ownership of an interest in a partnership) and that would have been included in the adjusted tax basis of the property had the IDC deduction not been taken are recaptured to the extent of any gain realized upon the disposition of the property or upon the disposition by a unitholder of interests in us. Recapture is generally determined at the unitholder level. Where only a portion of the recapture property is sold, any IDCs related to the entire property are recaptured to the extent of the gain realized on the portion of the property sold. In the case of a disposition of an undivided interest in a property, a proportionate amount of the IDCs with respect to the property is treated as allocable to the transferred undivided interest to the extent of any gain recognized. Please read “— Disposition of Units — Recognition of Gain or Loss.”

Deduction for U.S. Production Activities.

Subject to the limitations on the deductibility of losses discussed above and the limitation discussed below, unitholders will be entitled to a deduction, herein referred to as the Section 199 deduction, equal to 9% of (i) our qualified production activities income that is allocated to such unitholder or (ii) the unitholder’s taxable income, but not to exceed 50% of such unitholder’s IRS Form W-2 wages for the taxable year allocable to domestic production gross receipts.

Qualified production activities income is generally equal to gross receipts from domestic production activities reduced by cost of goods sold allocable to those receipts, other expenses directly associated with those receipts, and a share of other deductions, expenses, and losses that are not directly allocable to those receipts or another class of income. The products produced must be manufactured, produced, grown, or extracted in whole or in significant part by the taxpayer in the United States.

For a partnership, the Section 199 deduction is determined at the partner level. To determine his Section 199 deduction, each unitholder will aggregate his share of the qualified production activities income allocated to him from us with the unitholder’s qualified production activities income from other sources. Each unitholder must take into account his distributive share of the expenses allocated to him from our qualified production activities regardless of whether we otherwise have taxable income. However, our expenses that otherwise would be taken into account for purposes of computing the Section 199 deduction are taken into account only if and to the extent the unitholder’s share of losses and deductions from all of our activities is not disallowed by the tax basis rules, the at-risk rules or the passive activity loss rules. Please read “— Tax Consequences of Unit Ownership — Limitations on Deductibility of Losses.”

The amount of a unitholder’s Section 199 deduction for each year is limited to 50% of the IRS Form W-2 wages actually or deemed paid by the unitholder during the calendar year that are deducted in arriving at qualified production activities income. Each unitholder is treated as having been allocated IRS Form W-2 wages from us equal to the unitholder’s allocable share of our wages that are deducted in arriving at qualified production activities income for that taxable year. It is not anticipated that we or our subsidiaries will pay material wages that will be allocated to our unitholders, and thus a unitholder’s ability to claim the Section 199 deduction may be limited.

A unitholder’s otherwise allowable Section 199 deduction for each taxable year is reduced by 3% of the least of (i) the oil related qualified production activities income of the taxpayer for the taxable year, (ii) the qualified production activities income of the taxpayer for the taxable year or (iii) the taxpayer’s taxable income for the taxable year (determined without regard to any Section 199 deduction). For this purpose, the term “oil related qualified production activities income” means the qualified production activities income attributable to the production, refining, processing, transportation, or distribution of oil, gas, or any primary production thereof. We expect that most or all of our qualified production activities income will consist of oil related qualified production activities income.

This discussion of the Section 199 deduction does not purport to be a complete analysis of the complex legislation and Treasury authority relating to the calculation of domestic production gross receipts, qualified production activities income, or IRS Form W-2 wages, or how such items are allocated by us to unitholders. Further, because the Section 199 deduction is required to be computed separately by each unitholder, no assurance can be given, and counsel is unable to express any opinion, as to the availability or extent of the Section 199 deduction to the unitholders. Each prospective unitholder is encouraged to consult his tax advisor to determine whether the Section 199 deduction would be available to him.

Recent Legislative Developments

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our units, may be modified by administrative, legislative or judicial interpretation at any time. For example, the Obama Administration and members of Congress have considered substantive changes to the existing federal income tax laws that would affect the tax treatment of certain publicly traded partnerships. Any modification to the federal income tax laws and interpretations thereof may or may not be applied retroactively. Although we are unable to predict whether any of these changes, or other proposals, will ultimately be enacted, any such changes could negatively impact the value of an investment in our units.

Both the Obama Administration’s budget proposal for fiscal year 2013 and other recently introduced legislation include proposals that would, among other things, eliminate or reduce certain key U.S. federal income tax incentives currently available to oil and natural gas exploration and production companies. These changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and natural gas properties, (ii) the elimination of current deductions for intangible drilling and development costs and certain environmental clean-up costs, (iii) the elimination of the deduction for certain domestic production activities, and (iv) an extension of the amortization period for certain geological and geophysical expenditures. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could become effective. The passage of any legislation as a result of these proposals or any other similar changes in U.S. federal income tax laws could eliminate or postpone certain tax deductions that are currently available with respect to oil and natural gas exploration and development, and any such change could increase the taxable income allocable to our unitholders and negatively impact the value of an investment in our units.

Lease Acquisition Costs.

The cost of acquiring oil and natural gas lease or similar property interests is a capital expenditure that must be recovered through depletion deductions if the lease is productive. If a lease is proved worthless and abandoned, the cost of acquisition less any depletion claimed may be deducted as an ordinary loss in the year the lease becomes worthless. Please read “— Tax Treatment of Operations — Oil and Natural Gas Taxation — Depletion Deductions.”

Geophysical Costs.

The costs of geophysical exploration incurred in connection with the exploration and development of oil and natural gas properties in the United States are deducted ratably over a 24-month period beginning on the date that such expense is paid or incurred. This 24-month period is extended to 7 years in the case of major integrated oil companies.

Operating and Administrative Costs.

Amounts paid for operating a producing well are deductible as ordinary business expenses, as are administrative costs to the extent they constitute ordinary and necessary business expenses that are reasonable in amount.

Tax Basis, Depreciation and Amortization. The tax basis of our tangible assets, such as casing, tubing, tanks, pumping units and other similar property, will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The U.S. federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our partners holding interests in us prior to such offering. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. We may not be entitled to any amortization deductions with respect to certain goodwill or other intangible assets held by us at the time of any future offering. Please read “— Uniformity of Units.” Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Units — Recognition of Gain or Loss.”

The costs incurred in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably, or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, or as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties. The U.S. federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a unit that decreased a unitholder’s tax basis in that unit will, in effect, become taxable income if the unit is sold at a price greater than the unitholder’s tax basis in that unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. However, a portion, which will likely be substantial, of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation depletion, and IDC recapture. Ordinary income attributable to unrealized receivables, inventory items, and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed above, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, that is, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract, or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly-traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Existing publicly-traded partnerships are entitled to rely on those proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until the final Treasury Regulations are issued. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to that quarter but will not be entitled to receive that quarter’s cash distribution.

Notification Requirements. A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination. We will be considered to have been terminated for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us being required to file two tax returns (and unitholders receiving two Schedules K-1) for one fiscal year and the cost of the preparation of these returns will be borne by all unitholders. However, pursuant to an IRS relief procedure for publicly traded partnerships that have technically terminated, the IRS may allow, among other things, a constructively terminated partnership to provide a single Schedule K-1 for the tax year in which the termination occurs. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics within each class of units to a purchaser of a unit of that class. In the absence of uniformity, we may be unable to completely comply with a number of U.S. federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.”

Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units even under circumstances like those described above. These positions may include reducing for some unitholders the depreciation, amortization or loss deductions to which they would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins is unable to opine as to validity of such filing positions. A unitholder’s basis in units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in his units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of Units — Recognition of Gain or Loss” and “— Tax Consequences of Unit Ownership — Section 754 Election.” The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, non-U.S. corporations, and other non-U.S. persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our units. Moreover, under our partnership agreement, non-U.S. persons are not Eligible Holders of our units and units held by non-U.S. persons may be subject to redemption. Please read “The Partnership Agreement — Non-Eligible Holders; Redemption.”

Employee benefit plans and most other organizations exempt from U.S. federal income tax, including individual retirement accounts and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Virtually all of our income less certain allowable deductions allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

Non-resident aliens and non-U.S. corporations, trusts, or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file U.S. federal income tax returns to report their share of our income, gain, loss, or deduction and pay U.S. federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate from cash distributions made quarterly to non-U.S. unitholders. Each non-U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a non-U.S. corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of our income and gain, as adjusted for changes in the non-U.S. corporation’s “U.S. net equity,” which is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the non-U.S. corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

A non-U.S. unitholder who sells or otherwise disposes of a unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the non-U.S. unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a non-U.S. unitholder would be considered to be engaged in a trade or business in the United States by virtue of the U.S. activities of the partnership, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a non-U.S. unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a unit if (a) he owned (directly or constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (b) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the units or the 5-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, non-U.S. unitholders may be subject to U.S. federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations, or administrative interpretations of the IRS. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our U.S. federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our tax returns as well as those related to our tax returns.

Partnerships generally are treated as separate entities for purposes of U.S. federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names our general partner as our Tax Matters Partner.

The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our tax returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his U.S. federal income tax return that is not consistent with the treatment of the item on our tax return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(a)	the name, address, and taxpayer identification number of the beneficial owner and the nominee;

(b)	whether the beneficial owner is:

1.	a person that is not a U.S. person;

2.	a foreign government, an international organization, or any wholly owned agency or instrumentality of either of the foregoing; or

3.	a tax-exempt entity;

(c)	the amount and description of units held, acquired, or transferred for the beneficial owner; and

(d)	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold, or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax, and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(a)	for which there is, or was, “substantial authority”; or

(b)	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the tax return.

If any item of income, gain, loss, or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our tax return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their tax returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us, or any of our investments, plans or arrangements.

A substantial valuation misstatement exists if (a) the value of any property, or the tax basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or tax basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). The penalty is increased to 40% in the event of a gross valuation misstatement. We do not anticipate making any valuation misstatements.

The 20% accuracy-related penalty applies to any portion of an underpayment of tax that is attributable to transactions lacking “economic substance.” To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions. We do not anticipate entering into transactions that may be determined to lack economic substance.

Reportable Transactions. If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our U.S. federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “— Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Accuracy-Related Penalties”;

•	for those persons otherwise entitled to deduct interest on U.S. federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

State, Local and Other Tax Considerations

In addition to U.S. federal income taxes, you will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property or in which you are a resident. We currently conduct business and own property in California, Indiana, Kentucky, Michigan, Texas, Florida, and Wyoming. Each of these states other than Wyoming, Texas and Florida currently imposes a personal income tax on individuals. All of these states impose an income or similar tax on corporations and other entities. Moreover, in addition to state income or similar taxes imposed on residents of certain states, we may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. You may be required to file state income tax returns and to pay state income taxes in any state other than Wyoming, Texas and Florida in which we do business or own property, and you may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “— Tax Consequences of Unit Ownership — Entity-Level Collections.” Based on current law and our estimate of our future operations, we anticipate that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as U.S. federal income tax returns, that may be required of him. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local or non-U.S. tax consequences of an investment in us.

Tax Consequences of Ownership of Debt Securities

A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth on the prospectus supplement relating to the offering of debt securities.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon by Vinson & Elkins L.L.P. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed upon by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus by reference to the Annual Report on Form 10-K of BreitBurn Energy Partners L.P. for the year ended December 31, 2011, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited Statement of Revenues and Direct Operating Expenses relating to the assets acquired pursuant to the July 26, 2011 Asset Purchase Agreement with Cabot Oil & Gas Corporation, included as Exhibit 99.2 in BreitBurn Energy Partners L.P.’s Current Report on Form 8-K dated October 7, 2011, has been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The information included in this prospectus concerning estimates of our oil and gas reserves was prepared by Netherland, Sewell & Associates, Inc. and Schlumberger Data & Consulting Services, independent engineering firms, and has been included herein upon the authority of each said firm as experts.

BreitBurn Energy Partners L.P.

7,000,000 Units

8.25% Series A Cumulative Redeemable Perpetual Preferred Units

(Liquidation Preference $25.00 per unit)

PROSPECTUS SUPPLEMENT

May 14, 2014

Joint Book-Running Managers

Morgan Stanley

UBS Investment Bank

Wells Fargo Securities

MLV & Co.

Co-Managers

Janney Montgomery Scott

Barclays

Oppenheimer & Co.